UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FABRINET

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid: $

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting Date: Thursday, December 14, 2017 Time: 9:00 a.m., Pacific time Location: Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304

Meeting Agenda

1.

Elect three Class II directors listed in the accompanying proxy statement and recommended by Fabrinet’s board of directors to serve for a term of three years, or until their respective successors have been duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 29, 2018;

3.

Approve Fabrinet’s amended and restated 2010 Performance Incentive Plan, which increases the number of authorized shares issuable under the plan by 2,100,000 ordinary shares and provides for certain other amendments;

4.	Hold an advisory vote to approve the compensation paid to Fabrinet’s named executive officers;

5.	Hold an advisory vote to determine the frequency of holding future advisory votes to approve executive compensation; and

6.	Transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at Fabrinet’s 2017 Annual Meeting of Shareholders (the “Annual Meeting”) at the time and on the date specified above, or at any time and date to which the meeting may be properly adjourned or postponed.

Record Date

Only shareholders of record at the close of business on October 16, 2017, are entitled to notice of and to vote at the Annual Meeting, and at any postponements or adjournments of the meeting.

Voting

Your vote is very important. Even if you plan to attend the Annual Meeting in person, we encourage you to read the proxy statement and to vote as quickly as possible, to ensure your vote is recorded. For specific instructions on how to vote your shares, please follow the procedures outlined in your Notice of Internet Availability of Proxy Materials, or refer to the section of the proxy statement entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

Thank you for your ongoing support of Fabrinet.

By order of the Board of Directors,
/s/ David T. Mitchell
David T. Mitchell
Executive Chairman of the Board of Directors

Grand Cayman, Cayman Islands

October 20, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to Be Held on Thursday, December 14, 2017

The proxy statement and our 2017 Annual Report to Shareholders are available at www.proxyvote.com.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

Page
2017 PROXY STATEMENT SUMMARY	1
2017 Annual Meeting	1
Matters to Be Voted on at the Annual Meeting	1
Business and Financial Highlights	2
Executive Compensation Program Highlights	3
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS	5
Can I attend the Annual Meeting?	5
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	5
What proposals will be voted on at the Annual Meeting?	5
What is the voting requirement to approve each of the proposals and how are votes counted?	6
How does the Board of Directors recommend that I vote?	6
How many shares must be present or represented to conduct business at the Annual Meeting?	7
Who is entitled to vote at the Annual Meeting?	7
How can I vote my shares in person at the Annual Meeting?	7
How can I vote my shares without attending the Annual Meeting?	7
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	7
What happens if additional matters are presented at the Annual Meeting?	8
Can I change my vote?	8
What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	8
What should I do if I receive more than one set of voting materials?	9
Is my vote confidential?	9
Where can I find the voting results of the Annual Meeting?	9
Who will bear the cost of soliciting votes for the Annual Meeting?	9
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	9
How may I obtain a separate set of proxy materials or the 2017 Annual Report?	10
FISCAL YEAR END	10
PROPOSAL ONE—ELECTION OF DIRECTORS	11
General	11
Nominees for Director	11
Recommendation of the Board of Directors	11
Biographical Information	11
Compensation of Directors	14

-i-

-ii-

-iii-

2017 PROXY STATEMENT SUMMARY

2017 Annual Meeting

Date:	Thursday, December 14, 2017

Time:	9:00 a.m., Pacific time

Location:	Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304

Record Date:	October 16, 2017

Voting:

Shareholders as of the record date are entitled to vote. Shareholders may cast one vote for each ordinary share held by them as of the record date on all matters properly presented at the Annual Meeting. At the close of business on the record date, there were 37,575,279 ordinary shares outstanding and entitled to vote at the Annual Meeting.

Admission to Meeting:

You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of the record date. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Matters to Be Voted on at the Annual Meeting

Matter		Board Recommendation	Page Reference for More Information
Proposal 1:	Election of three Class II directors	FOR each nominee	Page 11

Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent auditor for the fiscal year ending June 29, 2018	FOR	Page 17

Proposal 3:	Approval of Fabrinet’s amended and restated 2010 Performance Incentive Plan, which increases the number of authorized shares issuable under the plan by 2,100,000 ordinary shares and provides for certain other amendments	FOR	Page 18

Proposal 4:	Advisory vote to approve named executive officer compensation	FOR	Page 27

Proposal 5:	Advisory vote to determine the frequency of holding future advisory votes to approve executive compensation	1 YEAR	Page 28

Business and Financial Highlights

Fiscal 2017 capped another year of significant growth for Fabrinet, driven by a combination of momentum in the optical industry, continued contributions from new customers, and increasing demand for our advanced packaging and precision assembly capabilities. For fiscal 2017, we reported record annual revenue of $1,420.5 million, an increase of 45% compared to annual revenue of $976.7 million for fiscal 2016. The following table illustrates our fiscal 2017 results in terms of revenue, gross margin, net income, net income per diluted share and fiscal-end closing share price, relative to fiscal 2016:

	Fiscal 2017(1)	Fiscal 2016	% Change

Revenue	$1,420.5 million	$976.7 million	45%

GAAP gross margin	12.1%	12.2%	(0.1)%

Non-GAAP gross margin(2)	12.5%	12.5%	—

Net income	$97.1 million	$61.9 million	57%

Net income per diluted share	$2.57	$1.68	53%

Non-GAAP net income(2)	$127.4 million	$77.7 million	64%

Non-GAAP net income per diluted share(2)	$3.37	$2.11	60%

Closing share price (on last trading day of fiscal year)	$42.66	$34.97	22%

(1)

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2017 (filed with the Securities and Exchange Commission on August 23, 2017), for a more detailed discussion of our fiscal 2017 financial results.

(2)

Please refer to Appendix A for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”).

Other fiscal 2017 highlights include our acquisition of Global CEM Solutions Ltd. and all of its subsidiaries (collectively, “Exception EMS”) to diversify our markets and customer base and accelerate our entrance into the European electronics manufacturing services market, as well as the completion of a new manufacturing facility at our campus in Chonburi, Thailand, which increased our manufacturing space by more than 524,000 square feet. Fabrinet West, our subsidiary in the heart of Silicon Valley, continues to serve as a business development arm with an emphasis on new business generation and eventual transfer of the manufacturing process to Thailand.

Executive Compensation Program Highlights

Our executive compensation program is designed to be heavily weighted towards compensating our executives based on company performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay-for-performance philosophy and align with commonly viewed best practices and sound governance principles. The following chart summarizes these policies and practices:

What We Do

✓	Pay-for-performance, with significant portion of compensation at risk
✓	Caps on performance-based incentive compensation
✓	Multi-year performance periods
✓	Clawback on cash and equity incentive compensation
✓	Share ownership guidelines for executive officers and directors
✓	100% independent directors on the Compensation Committee
✓	Independent compensation consultant engaged by the Compensation Committee
✓	Annual review and approval of our compensation strategy
✓	Engagement with shareholders
✓	Annual shareholder advisory vote on executive compensation

What We Don’t Do

×	No targeting specific percentiles
×	No guaranteed bonus
×	No changing of multi-year targets after they are set
×	No repricing or buyouts of equity awards
×	No share “recycling”
×	No short sales, hedging, or pledging of our ordinary shares
×	No transactions involving derivatives of our ordinary shares
×	No paying dividends or dividend equivalents on unvested equity awards (effective upon shareholder approval of our amended and restated 2010 Performance Incentive Plan)

Fiscal 2017. Our fiscal 2017 executive compensation program used key performance measures (revenue and non-GAAP gross margin) to link executive compensation with Fabrinet’s performance. Taking into account the results of previous stockholder advisory votes on our executive compensation and feedback received from shareholders during 2016, the Compensation Committee approved our fiscal 2017 executive compensation program with the following key components:

•	A mix of long-term and short-term compensation components align executive interests with shareholders and serve to attract, retain and motivate executives.

•

More than half of the total compensation (63% for CEO, 53% for COO and 55% for CFO) was variable and performance-based, and a substantial portion (71% for CEO, 51% for COO and 57% for CFO) was equity-based.

•

Two-thirds of the equity awards granted to each of our named executive officers in fiscal 2017 consisted of performance-based restricted share units (PSUs) with challenging two-year cumulative performance targets.

•	Challenging performance goals established at the beginning of fiscal 2017 determined payouts under our cash-based incentive compensation plan following the completion of fiscal 2017.

•	We increased the target, but decreased the maximum, amount that could become payable to each of our executive officers under our fiscal 2017 cash-based incentive plan.

•	We increased the annual base salaries of our CEO (by 29%), COO (by 20%) and CFO (by 20%), following a fiscal year in which they had not received raises.

•

Employment arrangements with each of our named executive officers were amended to limit vesting acceleration provisions to equity-based awards granted prior to fiscal 2017 (except for restricted share units granted in fiscal 2017 that were earned based on fiscal 2016 performance).

•	We adopted a compensation clawback policy.

•	We adopted an executive perquisite policy that excludes non-business, travel-related expenses and charitable contributions.

Fiscal 2018 Updates. In August 2017, the Compensation Committee approved our fiscal 2018 executive compensation program with the following key components:

•	We continue to use a mix of long-term and short-term compensation components to align executive interests with shareholders and attract, retain and motivate executives.

•	Two-thirds of the equity awards granted to each of our named executive officers in fiscal 2018 consisted of PSUs with challenging two-year cumulative performance targets.

•

Our cash-based incentive plan for fiscal 2018 continues to use annual revenue and non-GAAP gross margin as the sole performance measures that will determine payouts, if any, following the completion of fiscal 2018.

•	We increased the target amount (13% for CEO, 14% for COO and 11% for CFO) that may become payable to each of our executive officers under our fiscal 2018 cash-based incentive plan.

•	We increased the annual base salaries of our CEO (by 6%), COO (by 6%) and CFO (by 8%).

The Compensation Committee also continued its dialogue with shareholders on our executive compensation practices by soliciting the views of institutional investors representing approximately 48% of our shares outstanding as of June 30, 2017 and having discussions in October 2017 with investors representing approximately 24% of our shares outstanding as of June 30, 2017, including four of our ten largest shareholders.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being provided to holders of ordinary shares of Fabrinet at the close of business on the record date (October 16, 2017) in connection with the solicitation of proxies by Fabrinet’s board of directors (the “Board”) for use at Fabrinet’s 2017 Annual Meeting of Shareholders, and any postponements, adjournments or continuations thereof (the “Annual Meeting”), for the purpose of considering and acting upon the matters set forth in this proxy statement and the accompanying notice. The Annual Meeting will be held on Thursday, December 14, 2017, at the offices of Wilson Sonsini Goodrich  & Rosati, 650 Page Mill Road, Palo Alto, California 94304, commencing at 9:00 a.m., Pacific time.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of October 16, 2017 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we began sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners on or about October 20, 2017.

All shareholders will be able to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, shareholders may request the proxy materials be sent by mail or email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of our annual meetings on the environment.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals scheduled to be voted on at the Annual Meeting are:

•

Election of three Class II directors listed in this proxy statement and recommended by the Board to serve for a term of three years, or until their respective successors have been duly elected and qualified;

•	Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 29, 2018;

•

Approval of our amended and restated 2010 Performance Incentive Plan, which increases the number of authorized shares issuable under the plan by 2,100,000 ordinary shares and provides for certain other amendments;

•	An advisory vote to approve the compensation paid to our named executive officers; and

•	An advisory vote to determine the frequency of holding future advisory votes to approve executive compensation.

Q:	What is the voting requirement to approve each of the proposals and how are votes counted?

A:

A plurality of the votes cast is required for the election of directors (Proposal One). You may vote “FOR” or “WITHHOLD” on each nominee for election as director. The nominees for director receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election. However, as set forth under “Corporate Governance—Majority Voting Policy in Uncontested Elections,” we have a policy that if a director receives more “Withhold” votes than “For” votes in an uncontested election such as this one, the director shall offer his or her resignation for consideration by the Board.

The affirmative vote of a majority of the votes cast is required to (1) ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 29, 2018 (Proposal Two), (2) approve our amended and restated 2010 Performance Incentive Plan, which increases the number of authorized shares issuable under the plan by 2,100,000 ordinary shares and provides for certain other amendments (Proposal Three), and (3) approve, on an advisory basis, the compensation paid to our named executive officers (Proposal Four). You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals. Abstentions have the same effect as votes against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results on these proposals.

A plurality of the votes cast is required to determine, on an advisory basis, the shareholders’ preference regarding the frequency of holding future advisory votes on executive compensation (Proposal Four). You may indicate whether you would prefer an advisory vote on executive compensation every “1 YEAR,” “2 YEARS” or “3 YEARS”, or you may “ABSTAIN” from voting on the proposal. The frequency—one year, two years or three years—receiving the highest number of votes will be the frequency of holding future advisory votes on executive compensation recommended by the shareholders. Abstentions and broker non-votes will not affect the outcome of this proposal.

All shares entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated by such proxy. If no instructions are indicated on such proxy, the shares represented by that proxy will be voted as recommended by the Board.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board recommends that you vote your shares:

•	“FOR” each of the nominees listed in this proxy statement and recommended by the Board for election as Class II directors (Proposal One);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 29, 2018 (Proposal Two);

•

“FOR” approval of our amended and restated 2010 Performance Incentive Plan, which increases the number of authorized shares issuable under the plan by 2,100,000 ordinary shares and provides for certain other amendments (Proposal Three);

•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal Four); and

•	for “1 YEAR” as the frequency of holding future votes on executive compensation (Proposal Five).

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of at least one-third of the total shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if (1) they are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

Q:	Who is entitled to vote at the Annual Meeting?

A:

You may vote your Fabrinet ordinary shares if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 37,575,279 ordinary shares outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend you also submit your vote as described in the Notice and as described below, so your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee.

By Internet—Shareholders of record with Internet access may submit proxies until 11:59 p.m., Eastern time, on December 13, 2017, by following the “Vote by Internet” instructions described in the Notice, or by following the instructions at www.proxyvote.com. Most Fabrinet shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability.

By telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice or the voting instructions provided by your broker, bank or nominee explaining this procedure.

By mail—Shareholders of record may request a paper proxy card from Fabrinet and indicate their vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the “shareholder of record” with respect to those shares, and we have sent the Notice directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion to vote your shares only on routine matters. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors, approval of our amended and restated 2010 Performance Incentive Plan, the advisory vote to approve the compensation paid to our named executive officers, and the advisory vote regarding the frequency with which shareholders will participate in future advisory votes on executive compensation because the rules of The New York Stock Exchange (“NYSE”) treat those matters as non-routine; but

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 29, 2018, because NYSE rules treat that matter as routine.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, bank or nominee may have, you may change your vote at any time before your proxy is voted at the Annual Meeting.

If you are the shareholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054 prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request this.

If you are the beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or nominee, or (2) attending the Annual Meeting and voting in person if you first have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:

Subject to any rules your broker, bank or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, bank or nominee holding your shares that gives you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you received more than one Notice, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice or voting instruction card that you receive, to ensure that all of your shares are voted.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fabrinet or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Fabrinet’s management.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available in the “Investors—Financials—SEC Filings” section of our website at www.fabrinet.com.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees also may solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.

For inclusion in Fabrinet’s proxy materials—Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for our 2018 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary no later than June 22, 2018, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before an annual meeting—In addition, our memorandum and articles of association establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

Nominations for the election of directors only can be made (1) by or at the direction of the Board, or (2) by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Our memorandum and articles of association also provide that the only business that may be conducted at an annual meeting is business that is (1) properly brought before the meeting in accordance with our proxy materials with respect to such meeting, (2) properly brought before the meeting by or at the direction of the Board, or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054 within the Notice Period (as defined below) and who is a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders in connection with the preceding year’s annual meeting of shareholders. As a result, the Notice Period for the 2018 annual meeting of shareholders will start on August 6, 2018 and end on September 5, 2018.

If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

A copy of the full text of the provisions of our memorandum and articles of association discussed above may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054.

Q:	How may I obtain a separate set of proxy materials or the 2017 Annual Report?

A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and 2017 Annual Report. Upon written request we will promptly send a separate copy of our proxy materials and 2017 Annual Report, without charge, to any shareholder at a shared address where a single copy of the documents was delivered. Shareholders may request additional copies of our proxy materials and 2017 Annual Report by contacting our investor relations at IR@fabrinet.com, or writing to Fabrinet, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, Attention: Investor Relations. Shareholders who share an address and receive multiple copies of our proxy materials and 2017 Annual Report can also request to receive a single copy by following the instructions above.

FISCAL YEAR END

This proxy statement provides information about the matters to be voted on at the 2017 Annual Meeting and additional information about Fabrinet and its executive officers and directors. Some of the information is provided as of the end of our 2015, 2016 or 2017 fiscal years, and some information is more recent. Our fiscal years end on the last Friday of June of each calendar year. Our 2015, 2016 and 2017 fiscal years ended on June 26, 2015, June 24, 2016, and June 30, 2017, respectively. Our 2018 fiscal year will end on June 29, 2018.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time by the Board, but may not consist of more than 15 directors. The Board presently consists of six directors who are divided into three classes with overlapping three-year terms as follows:

Class II Directors (Term Expires in 2017)	Class III Directors (Term Expires in 2018)	Class I Directors (Term Expires in 2019)
Seamus Grady*	David T. Mitchell	Dr. Homa Bahrami
Thomas F. Kelly		Rollance E. Olson
Dr. Frank H. Levinson*

*

Under our Amended and Restated Articles of Association, Mr. Grady is required to stand for election this year. In order to make the classes of directors as even as possible, the Board intends to move Dr. Levinson from Class II to Class III next year before our 2018 annual meeting of shareholders.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires.

Nominees for Director

Three candidates have been nominated for election at the Annual Meeting as Class II directors for a three-year term expiring in 2020. Upon the recommendation of the Nominating & Corporate Governance Committee, the Board nominated Seamus Grady, Thomas F. Kelly and Dr. Frank H. Levinson for election as Class II directors. Biographical information for each of the nominees is set forth below.

Each nominee has consented to being named in this proxy statement and to serving as a director if elected, and we have no reason to believe any nominee will be unavailable to serve. In the event Mr. Grady, Mr. Kelly or Dr. Levinson is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating & Corporate Governance Committee and designated by the Board to fill the vacancy.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet, but do not give instructions with respect to the election of directors, your shares will be voted for the three persons recommended by the Board. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instruction card, or when you vote by telephone or over the Internet. If you do not give voting instructions to your broker, your broker will not vote your shares on this matter.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the election of Seamus Grady, Thomas F. Kelly and Dr. Frank H. Levinson to the Board.

Biographical Information

The names of the members of the Board, their ages, their positions with Fabrinet and other biographical information as of October 16, 2017, are set forth below. A discussion of the qualifications, attributes and skills of each of the directors and the director nominee that led the Board and the Nominating & Corporate Governance

Committee to conclude that he or she should serve as a director follows each of the biographies below. There are no family relationships among any of our directors or executive officers.

					Committee Memberships			Other Public Co. Boards
Name	Age	Director Since	Position with Fabrinet	Independent	AC	CC	NCGC
David T. (Tom) Mitchell	75	2000	Founder and Executive Chairman of the Board					0
Seamus Grady	50	2017	Chief Executive Officer (Director Nominee)					0
Dr. Homa Bahrami	62	2012	Director	✓	✓		Chair	0
Thomas F. Kelly	64	2010	Director (Director Nominee)	✓	Chair	✓		0
Dr. Frank H. Levinson	64	2001	Director (Director Nominee)	✓	✓	Chair		1
Rollance E. Olson	74	2004	Lead Independent Director	✓			✓	0

AC – Audit Committee	CC – Compensation Committee	NCGC – Nominating & Corporate Governance Committee

David T. (Tom) Mitchell is our founder and has served as our executive chairman of the Board since September 2017. Mr. Mitchell previously served as our chief executive officer and chairman of the Board from our inception in 2000 until September 2017, and as our president from 2000 to January 2011. In 1979, Mr. Mitchell co-founded Seagate Technology, a disk drive manufacturing company. Mr. Mitchell served as the president of Seagate Technology from 1983 to 1991. From 1992 to 1995, Mr. Mitchell served as the chief operating officer of Conner Peripherals, a disk drive manufacturing company. From 1995 to 1998, Mr. Mitchell served as the chief executive officer of JTS Corp., a mobile disk drive manufacturing company. During his tenure in the data storage industry, Mr. Mitchell established manufacturing operations in Singapore, Thailand, Malaysia, the PRC and India. Mr. Mitchell was a member of the board of directors of GigOptix, Inc. from June 2012 through July 2013. Mr. Mitchell earned a bachelor of science degree in economics from Montana State University.

Among other skills and qualifications, Mr. Mitchell brings to the Board extensive knowledge and understanding of Fabrinet’s business, operations and employees, having founded Fabrinet and served on the Board since our inception, as well as more than 30 years of experience in an array of executive management roles within the disk drive and optoelectronics manufacturing industries.

Seamus Grady has served as our chief executive officer and on the Board since September 2017. Prior to joining us, Mr. Grady most recently served as executive vice president and chief operating officer, mechanical systems division, at Sanmina Corporation, an electronics manufacturing services company, from October 2012 to May 2017. Prior to that, Mr. Grady held various operations roles at Sanmina beginning in 2000, including as senior vice president medical division, from June 2011 to October 2012, and senior vice president global medical operations from March 2009 to June 2011. From 1999 to 2000, Mr. Grady served as director of materials and supply chain management at Lucent Technologies Inc. (formerly Ascend Communications). From 1989 to 1999, Mr. Grady served in a variety of operations roles at Manufacturers Services Limited, an electronic manufacturing and supply chain services company (now Celestica). Mr. Grady holds a B. Tech in Manufacturing Technology from the National University of Ireland, Galway (NUIG).

Among other skills and qualifications, Mr. Grady brings to the Board broad and deep experience in the electronics manufacturing services industry, including overseeing operations at multiple international facilities.

Dr. Homa Bahrami has served on the Board since August 2012. Dr. Bahrami has been a Senior Lecturer at the Haas School of Business, University of California, Berkeley. She is also a Faculty Director of the Center for Executive Education and a Board member of the Center for Teaching Excellence at the Haas School of Business,

where she has served on the faculty since 1986. Dr. Bahrami was a member of the board of directors of FEI Company (acquired by Thermo Fisher Scientific Inc. in 2016) from February 2012 through September 2016, where she served on the audit and compensation committees, and a member of the board of directors of FormFactor, Inc. from 2004 through 2010. Dr. Bahrami earned a bachelor of arts degree with honors in sociology and social administration from Hull University and a master of science degree in industrial administration and a doctor of philosophy degree in organizational behavior from Aston University in the United Kingdom.

Among other skills and qualifications, Dr. Bahrami brings to the Board experience in organizational design and executive development for global enterprises.

Thomas F. Kelly has served on the Board since 2010. Since August 2017, Mr. Kelly has served as chief executive officer of ID Experts, a provider of software and services for cyber breach and identity fraud protection. From March 2015 until its acquisition by Fortinet in June 2016, Mr. Kelly served as chief executive officer of AccelOps, a provider of network security monitoring and analytics solutions. From June 2010 to January 2014, Mr. Kelly served as chief executive officer and president of Moxie Software, a provider of enterprise social software. From June 2006 to June 2009, Mr. Kelly was chairman of the board of MontaVista Software (acquired by Cavium Networks, Inc. in 2009), a provider of Linux-based development software, where he was also chairman, president and chief executive officer from June 2006 to June 2008. From February 2008 to January 2009, Mr. Kelly was president and chief executive officer of Epicor Software, an enterprise resource planning software company, where he also served on the board of directors from 2000 to 2009. In 2004 and 2005, Mr. Kelly was with Trident Capital, a venture capital company. From 2001 to 2004, he was chairman, president and chief executive officer of BlueStar Solutions (acquired by Affiliated Computer Services, Inc. in 2004), an enterprise resource planning software hosting company. From 1998 to 2001, Mr. Kelly was chairman and chief executive officer of Blaze Software, Inc. (acquired by Brokat Infosystems AG in 2001). Prior to that, he served as chief financial officer or chief operating officer at several software and semiconductor companies, including Cirrus Logic, Inc., Frame Technology, Cadence Design Systems, Valid Logic Corporation and Analog Design Tools. Earlier in his career he was with Arthur Anderson & Company. Mr. Kelly was a member of the board of directors of FEI Company (acquired by Thermo Fisher Scientific Inc. in 2016) from September 2003 through September 2016, where he served as chairman of the board and chairman of the audit committee. He is also on the Board of Regents of Santa Clara University. Mr. Kelly earned a bachelor of science degree in economics from Santa Clara University.

Among other skills and qualifications, Mr. Kelly brings to the Board audit and financial reporting expertise as well as managerial and operational experience gained from his service on the audit committees of multiple public companies and his roles at Cadence Design Systems, Cirrus Logic, Frame Technology, Epicor Software, Trident Capital and various emerging growth technology companies.

Dr. Frank H. Levinson has served on the Board since 2001. Since 2006, Dr. Levinson has served as the managing director of Small World Group, a group primarily involved in investing in and growing small companies. Dr. Levinson served as the chairman of the board of directors and chief technical officer of Finisar Corporation, a provider of fiber optic components and network performance test and monitoring systems, from August 1999 to January 2006, and remained as a director of Finisar until August 2008. From 1988 to 1999, Dr. Levinson served as the chief executive officer of Finisar. From January 1986 to February 1988, Dr. Levinson served as the optical department manager at Raynet, Inc., a fiber optic systems company and, from April 1985 to December 1985, as the chief optical scientist at Raychem Corporation. From January 1984 to July 1984, Dr. Levinson was a member of the technical staff at Bellcore, a provider of services and products to the communications industry. From 1980 to 1983, Dr. Levinson was as a member of the technical staff at AT&T Bell Laboratories. Since July 2014, Mr. Levinson has been a member of the board of directors of Interlink Electronics, Inc., where he currently serves as chairman of the compensation committee and a member of the audit and nominating and governance committees. Dr. Levinson earned a bachelor of science degree in mathematics and physics from Butler University, and a master’s degree in astronomy and a doctor of philosophy degree in astronomy from the University of Virginia.

Among other skills and qualifications, Dr. Levinson brings to the Board executive leadership and management experience in a global organization and semiconductor industry experience, having served as chairman of the board of directors, chief technical officer and chief executive officer of Finisar Corporation.

Rollance E. Olson has served on the Board since 2004, including as lead independent director since January 2011. From 1986 to 2011, Mr. Olson served as chief executive officer of Parts Depot Inc., a wholesale automotive replacement parts and supplies business in Virginia. From 1980 to 1985, Mr. Olson served as the president of Brake Systems, Inc., and from 1973 to 1980, Mr. Olson served in various positions at Bendix Corporation, an automotive safety brake and control systems company, including as general manager of the Fram/Autolite division, general manager of the Bendix automotive aftermarket division and corporate staff consultant. From 1968 to 1973, Mr. Olson served as a management consultant and project leader with Booz, Allen & Hamilton, a management and technology consultant firm. Mr. Olson’s business career started with Honeywell, Inc. in Minneapolis, Minnesota. Mr. Olson also served on the board of directors for several privately owned retail and technology companies. He served as a board member (9 years) and chairman of the board of the largest automotive aftermarket trade association, and was a guest lecturer at the Darden School of Business (University of Virginia). Mr. Olson earned a bachelor of arts degree from the University of Minnesota.

Among other skills and qualifications, Mr. Olson brings to the Board executive leadership and management experience gained from his service as chief executive officer of Parts Depot Inc. for more than 25 years.

Compensation of Directors

Compensation for Fiscal 2017

The following table presents information regarding the compensation earned or paid in fiscal 2017 to individuals who were members of the Board at any time during fiscal 2017, and who also were not our employees. We refer to those directors as non-employee directors. Mr. Grady and Mr. Mitchell do not receive additional compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Homa Bahrami	69,900	119,973	189,873
Thomas Kelly	80,500	119,973	200,473
Frank Levinson	73,000	119,973	192,973
Rollance Olson	121,500	119,973	241,473

(1)

Reflects the aggregate grant date fair value of the shares in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2017, filed with the SEC on August 23, 2017. These amounts do not correspond to the actual value that will be realized by the directors.

(2)	The following table presents the aggregate number of shares underlying unvested stock awards and outstanding options held by each of our non-employee directors as of the end of fiscal 2017.

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Options
Dr. Bahrami	2,893	—
Mr. Kelly	2,893	30,000
Dr. Levinson	2,893	—
Mr. Olson	2,893	—

Standard Director Compensation Arrangements for Fiscal 2017

During fiscal 2017, non-employee directors received the following cash compensation for their service on the Board:

•	an annual retainer of $49,000;

•	$45,000 per year for serving as Chairman of the Board (applicable only if the chairman is a non-employee director);

•	For the first half of fiscal 2017, $15,000 per year for serving as lead independent director of the Board (applicable only if the chairman is an employee director);

•	For the second half of fiscal 2017, $120,000 per year for serving as lead independent director of the Board (applicable only if the chairman is an employee director);

•	$10,500 per year for each member of the Audit Committee (or $25,500 if such member is the chairperson);

•	$6,000 per year for each member of the Compensation Committee (or $13,500 if such member is the chairperson); and

•	$5,000 per year for each member of the Nominating & Corporate Governance Committee (or $10,400 if such member is the chairperson).

During fiscal 2017, the Board reinstated an increase in the annual retainer for the lead independent director from $15,000 per year to $120,000 per year, effective January 1, 2017, in light of his increased Board responsibilities, including overseeing strategic initiatives.

Non-employee directors also receive the following equity compensation for their service on the Board:

•

upon joining the Board, an award of restricted share units pro-rated to reflect a value equal to: $120,000, divided by the closing price of Fabrinet’s ordinary shares on the NYSE on the date of grant and multiplied by the number of days beginning with the date the director joins the Board and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by 365 days; and

•

on the date of each annual shareholder meeting, an award of restricted share units valued at $120,000 based on the closing price of Fabrinet’s ordinary shares on the NYSE on the date of each such annual shareholder meeting.

Restricted share units granted to directors generally will vest in full on January 1 following the next annual meeting of shareholders after the date of grant, provided the director continues to serve through such date.

Standard Director Compensation Arrangements for Fiscal 2018

Following the end of fiscal 2017, the Board approved the following cash and equity compensation for service by non-employee directors on the Board, effective July 1, 2017 (the beginning of fiscal 2018).

•	an annual retainer of $63,000;

•	$45,000 per year for serving as Chairman of the Board (applicable only if the chairman is a non-employee director);

•	$120,000 per year for serving as lead independent director of the Board (applicable only if the chairman is an employee director);

•	$12,500 per year for each member of the Audit Committee (or $30,000 if such member is the chairperson);

•	$9,500 per year for each member of the Compensation Committee (or $20,000 if such member is the chairperson);

•	$6,000 per year for each member of the Nominating & Corporate Governance Committee (or $14,000 if such member is the chairperson);

•

upon joining the Board, an award of restricted share units pro-rated to reflect a value equal to: $165,000, divided by the closing price of Fabrinet’s ordinary shares on the NYSE on the date of grant and multiplied by the number of days beginning with the date the director joins the Board and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by 365 days; and

•

on the date of each annual shareholder meeting, an award of restricted share units valued at $165,000 based on the closing price of Fabrinet’s ordinary shares on the NYSE on the date of each such annual shareholder meeting.

Restricted share units granted to directors generally will vest in full on January 1 following the next annual meeting of shareholders after the date of grant, provided the director continues to serve through such date.

See “Corporate Governance Matters” below for additional information regarding the Board.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed PricewaterhouseCoopers ABAS Ltd. (“PwC”) as our independent registered public accounting firm for our fiscal year ending June 29, 2018. Although ratification by shareholders is not required by any applicable legal requirements, the Board has determined it is desirable to request ratification of this selection by our shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Fabrinet and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee may reconsider its selection.

A representative of PwC is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 29, 2018.

Accounting Fees

The following table presents fees paid or accrued by Fabrinet for audit and other services rendered by PwC for fiscal 2017 and fiscal 2016.

	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$1,058,551	$817,209
Audit-Related Fees	—	—
Tax Fees(2)	20,814	—
All Other Fees(3)	67,500	—

Total	$1,146,865	$817,209

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits, as well as out of pocket expenses.

(2)	Tax fees consist of fees for international tax consulting services.
(3)	All other fees consist of fees for providing comfort letters and consent letters during the fiscal year.

Pre-Approval of Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee is required to (1) review and approve, in advance, the scope and plans for all audits and audit fees and (2) approve, in advance, all non-audit services to be performed by our independent auditors.

All services and fees of PwC were pre-approved by the Audit Committee.

PROPOSAL THREE

APPROVAL OF FABRINET’S AMENDED AND RESTATED 2010 PERFORMANCE

INCENTIVE PLAN

General

We are asking our shareholders to approve our amended and restated 2010 Performance Incentive Plan (the “2010 Plan”), which amends our 2010 Plan to:

•	add 2,100,000 ordinary shares to the total number of shares reserved for issuance under the 2010 Plan;

•	prohibit the payment of dividends or similar rights with respect to any unvested awards granted under the 2010 Plan on or after the date our amended and restated 2010 Plan is approved by shareholders;

•

clarify that only events in which Fabrinet does not survive (or does not survive as a public company in respect of its ordinary shares) will trigger the 2010 Plan’s provisions relating to assumption and termination of awards with respect to awards granted under the 2010 Plan on or after the date our amended and restated 2010 Plan is approved by shareholders;

•

impose a one-year minimum vesting period with respect to awards granted under the 2010 Plan on and after the date our amended and restated 2010 Plan is approved by shareholders, except that share-based awards that do not satisfy this one-year minimum vesting period may be granted in an aggregate amount that does not exceed 5% of the total shares reserved and available for grant and issuance under the 2010 Plan;

•

limit the authority of the Plan Administrator (as defined below) to accelerate the vesting of an award granted under the 2010 Plan on or after the date our amended and restated 2010 Plan is approved by shareholders in violation of the minimum vesting provisions, except in connection with a participant’s death, disability, termination of employment or reaching retirement age or an event that triggers the 2010 Plan’s provisions relating to assumption and termination of awards; and

•	limit the aggregate grant date fair market value of awards that non-employee directors may receive in any one of our fiscal years.

In October 2017, the Compensation Committee and the Board approved our amended and restated 2010 Plan, subject to approval from our shareholders at the Annual Meeting.

We believe that approval of our amended and restated 2010 Plan is essential to our continued success as our employees are our most valuable assets, and the awards permitted to be granted under the 2010 Plan are vital to our ability to attract and retain outstanding individuals in the competitive labor markets in which we compete. The Board and management believe that grants of equity awards to employees motivate high levels of performance to achieve Fabrinet’s goals, provide an effective means for recognizing employee contributions that promote our success, and promote closer alignment of the interests of employees with those of our shareholders by giving employees a perspective of an owner with an equity stake in Fabrinet. The Board believes that approval of our amended and restated 2010 Plan is in the best interests of Fabrinet and our shareholders.

The 2010 Plan was last amended in December 2014, pursuant to which the 2010 Plan was modified to eliminate the return to the 2010 Plan of any ordinary shares that are or become subject to awards granted under the 2010 Plan, and to require a four (4) year vesting schedule for awards granted under the 2010 Plan (that is, the vesting occurs in four, equal installments on each annual anniversary of the award’s grant date), subject to continued service by the award recipient, except to the extent a different vesting schedule may be specified in the applicable award agreement. Other than the requested increase in the number of ordinary shares reserved under the 2010 Plan and the other amendments described above and the December 2014 amendments to the 2010 Plan, no material amendments have been made to the 2010 Plan since our shareholders last approved the 2010 Plan at our 2012 annual meeting of shareholders.

Background for Current Request to Increase the Share Reserve

In determining the increase to the share reserve under the 2010 Plan, the Compensation Committee considered a number of factors, including the following:

•

Shares Available for Grant. Currently, the maximum number of ordinary shares that may be delivered pursuant to awards under the 2010 Plan is 5,700,000 ordinary shares, plus any shares subject to share options under our predecessor Amended and Restated 1999 Share Option Plan (the “1999 Plan”) outstanding as of June 24, 2010, that expire, are canceled or terminate after June 24, 2010, without being exercised. As of September 29, 2107, 508,850 ordinary shares remained available for grant under the 2010 Plan. The proposed amendment and restatement of the 2010 Plan would increase the number of shares available for grant under the 2010 Plan by 2,100,000 ordinary shares, bringing the total that may be granted under the 2010 Plan to 7,800,000 ordinary shares, plus any shares subject to share options under the 1999 Plan outstanding as of June 24, 2010, that expire, are canceled or terminate after June 24, 2010, without being exercised. As of September 29, 2017, no benefits or amounts relating to the additional 2,100,000 ordinary shares have been received by, or allocated to, any individuals.

•

Shares Outstanding. As of September 29, 2017, under the 2010 Plan there were: (i) 38,157 shares subject to outstanding options, with a weighted average exercise price of $15.38 and a weighted average remaining term of 1.1 years (ii) 1,108,010 ordinary shares subject to outstanding restricted share units, and (iii) 508,586 ordinary shares subject to outstanding performance-based restricted share units. The 1999 Plan was terminated in June 2010. No equity awards have been granted under the 1999 Plan since its termination or will be granted under the 1999 Plan in the future. As of September 29, 2017, there were no awards outstanding under the 1999 Plan.

•

Overhang. As of September 29, 2017, our overhang is 4.2%. For this purpose we calculated overhang as (a) the sum of (i) 38,157 ordinary shares subject to outstanding options under the 2010 Plan, (ii) 1,108,010 ordinary shares subject to outstanding restricted share units under the 2010 Plan, and (iii) 508,586 ordinary shares subject to performance-based restricted share units under the 2010 Plan, divided by (b) the sum of (i) 37,572,302 ordinary shares, which is the total number of our ordinary shares outstanding as of September 29, 2017, (ii) 1,654,753 ordinary shares underlying outstanding awards under the 2010 Plan, and (iii) 508,850 ordinary shares available for grant under the 2010 Plan.

•

Burn Rate. Burn rate measures our usage of our ordinary shares for the 2010 Plan as a percentage of our total outstanding ordinary shares. For our fiscal years 2017, 2016 and 2015, our burn rates were 3.0%, 1.8% and 1.9%, respectively. The rates were calculated by dividing the number of our ordinary shares subject to equity awards granted during the year by the weighted average number of our ordinary shares outstanding during the year.

•

Forecasted Grants. The Compensation Committee anticipates that the proposed share increase to the 2010 Plan, based on currently projected share use, will be sufficient for the granting of equity awards under the 2010 Plan through approximately June 2020. Since we determine the size of equity awards to be granted based on the competitive dollar value to be delivered to participants, our actual share usage could be substantially different from our forecasted share usage if our share price on the date the award is granted is significantly different from the share price assumed in the forecast (which was $39.35). For example, if our share price on the date the award is granted is lower than the share price assumed in the forecast, we would need a larger number of shares than the number projected by the forecast in order to deliver the same value to participants.

•	Proxy Advisory Firm Guidelines. In light of our significant institutional shareholder base, the Compensation Committee considered proxy advisory firm guidelines.

•

Share Repurchase Program. In August 2017, the Board approved a share repurchase program to permit Fabrinet to repurchase up to $30.0 million worth of its issued and outstanding ordinary shares in the open market in accordance with applicable rules and regulations, at such time and such prices as management may decide. The repurchase program is intended to partially offset dilution from equity award grants.

If our shareholders do not approve our amended and restated 2010 Plan, no shares will be added to the total number of shares reserved for issuance under the 2010 Plan, and the 2010 Plan will continue under its existing terms without the increase in the share reserve or the other amendments summarized in this proposal. This would mean that Fabrinet may soon be unable to continue making grants under the 2010 Plan, jeopardizing our ability to attract and retain the talent necessary for us to continue and succeed in our business.

Summary of the 2010 Performance Incentive Plan

The following is a summary of the principal features of the 2010 Plan and its operation, as amended and restated, to reflect the changes proposed in this proxy statement. The 2010 Plan, as amended and restated, is attached as Appendix B to this proxy statement. The summary does not contain all of the terms and conditions of the 2010 Plan and is qualified in its entirety by reference to the 2010 Plan as set forth in Appendix B.

General

The purpose of the 2010 Plan is to promote our success and to increase shareholder value by providing an additional means of compensation through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. Awards under the 2010 Plan may be in the form of share options, share appreciation rights (“SARs”), restricted shares, share bonuses, performance shares, share units, phantom shares, dividend equivalents, other similar rights to purchase or acquire our ordinary shares, and any similar securities with a value derived from the value of or related to our ordinary shares or returns on our ordinary shares. Employees, officers, directors and consultants that provide services to us or one of our subsidiaries are eligible to receive awards under the 2010 Plan. As of September 29, 2017, we had approximately 10,475 employees (including five (5) executive officers), four (4) non-employee directors and no consultants who would be eligible to receive awards under the 2010 Plan.

Administration of the 2010 Plan

The Board, or a committee of directors appointed by the Board, has the authority to administer the 2010 Plan (the “Plan Administrator”). The Plan Administrator has broad authority and power to do all things necessary or desirable in connection with the administration of the 2010 Plan and authorization of awards, including without limitation, to:

•	determine eligibility;

•	select eligible participants and determine the types of awards that they are to receive;

•

grant awards and determine the grant date, the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and any or no vesting requirements;

•	approve the forms of award agreements;

•	cancel, modify or waive Fabrinet’s rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	construe and interpret the terms of the 2010 Plan and any agreements under the 2010 Plan;

•

accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards under the 2010 Plan; provided, however, that, if shareholders approve our amended and restated 2010 Plan, the vesting of awards granted on or after the date that our amended and restated 2010 Plan is approved by shareholders cannot be accelerated such that any portion of such award becomes vested prior to the one-year anniversary of such award’s grant date, except in the event of a participant’s death, disability, termination of employment or reaching retirement age or an event that triggers the 2010 Plan’s provisions relating to assumption and termination of awards;

•

subject to the other provisions of the 2010 Plan, make certain adjustments to an outstanding award (provided that no such adjustment may constitute a reduction by amendment, cancellation and regrant, exchange or other means including an exchange for cash or another award, of the per share exercise or base price of any option or SAR, unless approved by our shareholders) and authorize the termination, conversion, substitution or succession of an award upon the occurrence of certain corporate transactions;

•

acquire or settle rights under awards in cash, shares of equivalent value, or other consideration (provided that unless approved by our shareholders, we cannot effect a repricing of an option or SAR granted under the 2010 Plan by purchasing the option or SAR at a time when the per share exercise or base price of the award is greater than the fair market value of our ordinary share); and

•	determine the fair market value of an ordinary share or awards under the 2010 Plan.

The Plan Administrator may delegate certain authority to officers or employees of Fabrinet or its subsidiaries, including delegating to our officers the authority to determine the employees (including officers) of Fabrinet or its subsidiaries as participants, the number of shares to be granted under an award, and other terms and conditions of awards. The Plan Administrator also may establish rules and regulations under the 2010 Plan (including sub-plans under the 2010 Plan to specify the terms and conditions of awards granted to service providers outside of the United States). Actions taken by us or the Plan Administrator with respect to the 2010 Plan will be conclusive and binding upon all persons.

Number of Ordinary Shares Available Under the 2010 Plan

Subject to the adjustment provisions contained in the 2010 Plan, the maximum number of ordinary shares that may be delivered pursuant to awards under the 2010 Plan is 5,700,000 ordinary shares, plus any shares subject to share options under our 1999 Plan outstanding as of June 24, 2010, that expire, are canceled or terminate after June 24, 2010, without being exercised. The maximum number of our ordinary shares that may be delivered pursuant to options that qualify as incentive stock options for U.S. tax purposes under the 2010 Plan is 5,700,000 ordinary shares.

We are asking shareholders to approve an increase of 2,100,000 shares in the number of ordinary shares that may be issued under the 2010 Plan. If shareholders approve our amended and restated 2010 Plan, an aggregate of 7,800,000 ordinary shares, plus any shares subject to share options under the 1999 Plan outstanding as of June 24, 2010, that expire, are canceled or terminate after June 24, 2010, without being exercised, would be available for issuance under the 2010 Plan; and the maximum number of ordinary shares that may be delivered pursuant to incentive stock options granted under the 2010 Plan would be 7,800,000 ordinary shares (as increased pursuant to our amended and restated 2010 Plan described in this proposal).

The number of shares subject to an award granted under the 2010 Plan will reduce the number of shares available for issuance under the 2010 Plan, regardless of whether the award is settled in cash or a form other than ordinary shares, expires or for any reason is cancelled or terminated, is forfeited, fails to vest, or for any other reason is not paid or delivered under the 2010 Plan, is exchanged by a participant or withheld by us as full or partial payment in connection with an award, or is exchanged by a participant or withheld by us or our subsidiaries to satisfy the tax withholding obligations related to an award. Shares deliverable under the 2010 Plan will be our authorized but unissued ordinary shares.

The number and type of shares available under the 2010 Plan, including any share limits under the 2010 Plan, the number, amount and type of shares subject to, and the grant, purchase, exercise or base prices of, outstanding awards, and the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, will be subject to equitable and proportionate adjustment, in order to preserve the level of incentives intended by the 2010 Plan and any outstanding awards granted under the 2010 Plan, in the event of any reclassification, recapitalization, stock split (including stock splits in the form of stock dividends), reverse stock split, merger, combination, consolidation, reorganization, spin-off, split-up, or similar extraordinary dividend distribution in respect of our ordinary shares, exchange of our ordinary shares or other securities, or any similar, unusual or extraordinary corporate transaction in respect of our ordinary shares.

Awards

Each award under the 2010 Plan will be evidenced by a written or electronic award agreement between us and the participant that specifies the terms and conditions of the award. Awards generally may be paid by any lawful consideration as the Plan Administrator permits, including, for example, services rendered to us, cash, reduction in the number of shares otherwise deliverable under an award, cashless exercise, and delivery of previously owned ordinary shares of Fabrinet. Unless otherwise set forth in an award agreement, an award granted under the 2010 Plan will be scheduled to vest as to 25% of the shares subject to the award on each annual anniversary of the award’s grant date over a period of four years, subject to the participant’s continued employment or other service with us or our subsidiaries through the applicable vesting date.

If shareholders approve our amended and restated 2010 Plan, no awards granted on or after December 14, 2017 may vest or become exercisable earlier than one (1) year after such award is granted, except that awards up to a maximum of five percent (5%) of the total shares reserved and available for grant and issuance under the 2010 Plan may be granted without regard to such minimum one (1) year vesting requirements.

Share Options and SARs

The per share exercise prices of share options and the per share base prices of SARs granted under the 2010 Plan will not be less than the fair market value of one of our ordinary shares on the date of grant. Incentive stock options may be granted only to employees of Fabrinet or its subsidiaries. Incentive stock options granted to any owner of our ordinary shares representing more than 10% of the total combined voting power of all classes of our shares on the date of grant (which we refer to as a “10% owner”), must have a per share exercise price that is at least 110% of the fair market value of one of our ordinary shares. The maximum term of share options and SARs is 10 years, except that the maximum term of any incentive stock options granted to a 10% owner must not exceed five (5) years.

Generally, the fair market value of one of our ordinary shares is the last price in regular trading for our ordinary shares as provided by the Financial Industry Regulatory Authority (“FINRA”) through the NYSE for the date in question, or if no sales of our ordinary shares were reported on the NYSE on such date in question, such last price in regular trading with respect to the next preceding day on which sales were reported for our ordinary shares by FINRA. However, the Plan Administrator may provide that the fair market value is equal to the last price for an ordinary share provided by FINRA on the last trading day preceding the date in question or the average of the high and low trading prices per share of our ordinary shares provided by FINRA for the date in question or the most recent trading day. On October 16, 2017, the closing price of our ordinary shares on the NYSE was $36.74 per share.

Other Awards

Restricted shares, share bonuses, performance shares, share units, phantom shares, dividend equivalents, or similar rights to purchase or acquire shares may be issued under the 2010 Plan. The Plan Administrator will determine the terms and conditions of such awards, including whether such awards may be purchased at a fixed or variable price or ratio related to our ordinary shares, or upon the passage of time, the occurrence of one or more events or the achievement of performance criteria or other conditions, or a combination of any of these requirements. In addition, any similar securities with a value derived from the value of or related to our ordinary shares or returns on our ordinary shares may be issued under the 2010 Plan.

Deferrals and Settlements

The Plan Administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals (including, for example, whether to provide for the payment or crediting of interest or other earnings on the deferred amounts or of dividend equivalents where the deferred amounts are denominated in shares). Payment of awards may be in the form of cash, our ordinary shares, other awards, or a combination of any of these forms, with any restrictions that the Plan Administrator may impose.

Non-Employee Director Award Limitations

If shareholders approve our amended and restated 2010 Plan, no non-employee director may be granted, in any fiscal year of the Company, share-settled awards under the 2010 Plan with an aggregate grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $250,000. Any awards granted to an individual while he or she was an employee will not count for purposes of the limitations.

Dividends and Other Equivalent Rights

If shareholders approve our amended and restated 2010 Plan, other than with respect to the adjustments referenced under “Number of Ordinary Shares Available Under the 2010 Plan” above, no dividends or dividend equivalents may be paid with respect to an award granted on or after the date our amended and restated 2010 Plan is approved by shareholders.

Transferability of Awards

Awards under the 2010 Plan generally will not be transferable other than by will or the laws of descent and distribution, certain transfers to family members, and to validly designated beneficiaries upon death, and generally may be exercised only by the participant during his or her lifetime. The Plan Administrator may permit certain other transfers of awards pursuant to conditions and procedures that it determines, and subject to compliance with applicable federal and state securities laws.

Merger or Other Corporation Transaction

Upon the occurrence of any event in which Fabrinet does not survive (or does not survive as a public company in respect of its ordinary shares), including a merger, combination, consolidation, or other reorganization, any exchange of our ordinary shares or other securities, sale of all or substantially all of our business, ordinary shares or assets, our dissolution, or any other event in which we do not survive (or do not survive as a public company in respect of our ordinary shares), the Plan Administrator may allow for a cash payment in settlement of, or for the assumption, substitution or exchange of share-based awards or the cash, securities or property deliverable to a share-based award holder based on the consideration payable to shareholders upon such transaction. If the Plan Administrator has not made such provision, then each award granted under our 2010 Plan generally will become fully vested and will terminate at the time of such transaction, provided that holders of share options and SARs are given reasonable advance notice and reasonable opportunity to exercise their awards. However, a transaction will not be deemed to occur with respect to participants who are subject to U.S. income taxation unless the transaction qualifies as a “change in control” within the meaning of Internal Revenue Code Section 409A.

Unless expressly set forth otherwise in the award agreement or other agreement entered into between the award holder and us or any of our subsidiaries, or a severance program sponsored by us or any of our subsidiaries, awards will not accelerate vesting if doing so will result in the non-deductibility of the awards for Fabrinet under Internal Revenue Code Section 280G (i.e., golden parachute payments).

Amendment and Termination of the 2010 Plan

The Board may amend, modify, terminate or suspend the 2010 Plan at any time in whole or in part. However, no amendment, modification, suspension or termination of the 2010 Plan or amendment of an award agreement will affect any outstanding award in any manner materially adverse to a participant without his or her consent. Plan amendments will be submitted to shareholders for their approval to the extent required by or advisable under applicable law or any applicable listing agency. The 2010 Plan is not exclusive—the Board and Compensation Committee may grant equity and performance incentives or other compensation, in shares, cash or otherwise, under other plans or authority.

The 2010 Plan will terminate in June 2020, unless earlier terminated by the Board. However, the Plan Administrator will retain its authority until all outstanding awards are exercised or terminated.

Number of Awards Granted to Employees and Directors

The number of awards that an employee, director or consultant may receive under the 2010 Plan is at the discretion of the Plan Administrator, except pursuant to the maximum limits referenced for non-employee directors under “Non-Employee Director Award Limitations” above, and, therefore, cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive awards under the 2010 Plan. The following table sets forth information with respect to the grant of restricted share units and performance-based restricted share units (PSUs) under the 2010 Plan during fiscal 2017 (no other type of award was granted during this time):

	RSUs Granted (#)	Weighted Average Dollar Value of RSUs Granted ($)	PSUs Granted (#)	Weighted Average Dollar Value of PSUs Granted ($)
David T. Mitchell	189,969	40.48	123,516	40.48
Executive Chairman of the Board; Former Chief Executive Officer

Seamus Grady(1)	—	—	—	—
Chief Executive Officer

Dr. Harpal S. Gill	67,316	40.48	49,406	40.48
President and Chief Operating Officer

Toh-Seng Ng	61,758	40.48	41,996	40.48
Executive Vice President, Chief Financial Officer

Dr. Hong Hou	15,438	40.48	12,350	40.48
Executive Vice President, Chief Technical Officer

All current executive officers as a group (5 people)	334,481	40.48	227,268	40.48

All current non-employee directors as a group (4 people)	11,572	41.47	—	—

All employees who are not executive officers as a group	515,303	37.86	7,410	40.48

(1)	Mr. Grady did not receive any equity awards during fiscal 2017 because he joined us in September 2017.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Fabrinet of equity awards granted under the 2010 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options

No taxable income is reportable when a nonqualified stock option with a per share exercise price equal to the fair market value of an underlying share on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the exercised shares subject to the option. Any taxable income recognized in connection with an option exercise by an employee of Fabrinet is subject to tax withholding by Fabrinet. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the participant.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case the exercise of the award may subject the participant to, or affect the determination of, the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain would be taxable as capital gain.

Share Appreciation Rights

No taxable income is reportable when a share appreciation right with a base price per share equal to the fair market value of an underlying share on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Other Awards

A participant generally will not have taxable income at the time an award of restricted shares, share units, performance shares, phantom shares, dividend equivalents, or share bonuses are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted share award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Medicare Surtax

Beginning in 2013, a participant’s annual “net investment income,” as defined in Section 1411 of the Code may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2010 Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for Fabrinet

Fabrinet may be entitled to a tax deduction in connection with an award under the 2010 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) of the Internal Revenue Code and applicable guidance.

Section 409A

Section 409A of the Internal Revenue Code contains requirements applicable to nonqualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the 2010 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states, including California, have similar laws that impose additional taxes, interest and penalties on nonqualified deferred compensation arrangements. Fabrinet or its subsidiaries, as applicable, also will have withholding and reporting requirements with respect to such amounts.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND FABRINET WITH RESPECT TO AWARDS UNDER THE 2010 PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. JURISDICTION IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” approval of our amended and restated 2010 Performance Incentive Plan, which increases the number of authorized shares issuable under the plan by 2,100,000 ordinary shares and provides for certain other amendments.

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

General

In accordance with SEC rules, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (or “Named Officers”) as disclosed in this proxy statement in accordance with rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Officer, but rather the overall compensation of all of our Named Officers and the compensation philosophy, policies and practices described in this proxy statement. We currently hold our say-on pay vote every year.

While this advisory vote to approve executive compensation is non-binding, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future executive compensation decisions. The Board and the Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the Named Officer compensation as disclosed in this proxy statement, will endeavor to communicate with shareholders to better understand the concerns that influenced the vote, consider those shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

We urge shareholders to read the “Executive Compensation” section of this proxy statement, and in particular the information discussed under the heading “Executive Compensation—Compensation Discussion and Analysis”, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We believe that our executive compensation program is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, pursuant to Section 14A of the Exchange Act, you are being asked to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Fabrinet’s shareholders approve, on an advisory basis, the compensation of Fabrinet’s named executive officers, as disclosed in Fabrinet’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to our Named Officers.

PROPOSAL FIVE

ADVISORY VOTE REGARDING THE FREQUENCY OF HOLDING

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Act also enables shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our Named Officers. By voting on this proposal, you may indicate whether you would prefer an advisory vote on Named Officer compensation once every year, every two years or every three years, or you may abstain from voting.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation every year is appropriate for Fabrinet and its shareholders at this time. The Board has determined that an annual advisory vote on executive compensation will allow shareholders to provide timely input on Fabrinet’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We recognize that our shareholders may have different views as to what is the best approach for Fabrinet, and we look forward to hearing from our shareholders on this proposal.

Recommendation of the Board of Directors

The Board recommends that shareholders vote to hold future advisory votes on executive compensation every “1 YEAR.”

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

Our management is responsible for establishing and maintaining internal controls and preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers ABAS Ltd., our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers ABAS Ltd. the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•

Received the written disclosures and the letter from PricewaterhouseCoopers ABAS Ltd. required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers ABAS Ltd.’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers ABAS Ltd. its independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Thomas F. Kelly (Chairman)

Dr. Homa Bahrami

Dr. Frank H. Levinson

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that establish the corporate governance policies the Board intends to follow in overseeing our business in accordance with its fiduciary duties. The Corporate Governance Guidelines are available in the “Investors—Governance” section of our website at www.fabrinet.com.

Code of Business Conduct

We are committed to maintaining the highest standards of ethical conduct, with business practices and principles of behavior that support this commitment. Accordingly, the Board has adopted a Code of Business Conduct, which is applicable to all of our directors, officers (including our principal executive officer and senior financial and accounting officers) and employees. The Code of Business Conduct is available in the “Investors—Governance” section of our website at www.fabrinet.com. We will disclose on our website any amendments to the Code of Business Conduct, as well as any waivers, required to be disclosed by SEC or NYSE rules.

Majority Voting Policy in Uncontested Elections

The Board endorses the principle of using a majority voting standard for uncontested elections of directors. Accordingly, in an election of directors such as this one, a nominee who receives more “Withhold” votes than “For” votes is expected to promptly tender his or her resignation as a director to the Board for consideration. After considering any information the Board deems appropriate, the Board will act to accept or reject each tendered director resignation. Any director who tenders a resignation under the majority voting policy may not participate in the action of the Board regarding whether to accept or reject his or her tender of resignation.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board will fill the chairman and chief executive officer positions based upon what it believes is in our best interests at any point in time. Mr. Mitchell served in both positions until his retirement as chief executive officer in September 2017. We separated the two roles effective upon this transition, with Mr. Mitchell, an employee director, continuing as executive chairman of the Board. The Board believes that as our founder and having served as our chief executive officer from our inception until September 2017, Mr. Mitchell is in the best position to direct the focus and attention of the Board on the areas most relevant for us and our shareholders, as Mr. Mitchell is the most familiar with our business, industry and strategic priorities. In the role of executive chairman, Mr. Mitchell also is able to provide strong and valuable leadership for us both internally and externally.

In addition, our Corporate Governance Guidelines provide that if the chairman is not independent, the Board shall appoint a lead independent director. Rollance Olson has served as our lead independent director since January 2011. The lead independent director’s duties include coordinating the activities of the independent and other non-employee directors, coordinating the agenda for and moderating sessions of the independent and other non-employee directors, and facilitating communications among the entire Board.

Our independent directors meet in executive session at each regularly scheduled meeting of the Board, and at such other times as necessary or appropriate as determined by the independent directors. Our lead independent director presides at such executive sessions of the Board.

Risk Oversight

The Board is responsible for the oversight of our enterprise risk management. Together with its committees, the Board ensures that any material risks relevant to us or our business are appropriately considered and addressed. Our management team is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks, and the Board, together with its committees, oversees management in its execution of these responsibilities. At periodic meetings of the Board and its committees, and in other meetings and discussions, our management reports to and seeks guidance from the Board and its committees, as applicable, with respect to matters that could affect our business. In addition, our legal counsel provides reports of legal risks to the Board and its committees. Similarly, our chief financial officer provides reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices.

The Board reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to the Board or its committees by management for review or approval. Furthermore, each board committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by the Board. The Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies. The Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs. The Nominating & Corporate Governance Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee).

We believe that the Board’s role is consistent with our leadership structure, with our chief executive officer and management primarily responsible for enterprise risk management, and with the Board and its committees providing oversight of these efforts.

Contacting the Board of Directors

Shareholders and other interested parties may communicate directly with our lead independent director by sending an email to leadindependentdirector@fabrinet.com. Communications received at this email address are automatically routed directly to our lead independent director. Shareholders and other interested parties who wish to communicate with the Board may do so by sending an email to board@fabrinet.com or a written communication addressed to Fabrinet, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, Attention: Board of Directors. Our legal counsel reviews all incoming communications from shareholders and other interested parties (except for communications sent directly to the lead independent director, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, as appropriate, routes such communications to the appropriate member(s) of the Board, or if none is specified, to the executive chairman of the Board.

Attendance at Annual Meetings of Shareholders by the Board of Directors

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders, we encourage, but do not require, directors to attend. All of our directors attended our 2016 annual meeting of shareholders.

Director Independence

Our ordinary shares are listed on the NYSE. Pursuant to the NYSE listing standards, independent directors must comprise a majority of the Board, and each member of our Audit, Compensation and Nominating & Corporate Governance Committees must be independent. A director will only qualify as an “independent director” if, in the opinion of the Board, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members also must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of our subsidiaries; or (2) be an affiliated person of us or any of our subsidiaries.

Compensation Committee members must satisfy additional independence criteria set forth under the NYSE listing standards. In order for a member of the Compensation Committee to be considered independent, the Board must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by us to such director; and (2) whether such director is affiliated with us, any of or subsidiaries, or an affiliate of any of our subsidiaries.

The Board has reviewed the independence of each director and determined that Dr. Bahrami, Mr. Kelly, Dr. Levinson and Mr. Olson, representing four of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant.

Board Meetings and Committees

During fiscal 2017, the Board held twelve meetings and also took certain actions by written consent. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during fiscal 2017. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee currently consists of Mr. Kelly (chairman), Dr. Bahrami and Dr. Levinson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Board has determined that Mr. Kelly qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and that each member of the Audit Committee meets the financial literacy requirements of the NYSE listing standards. The Audit Committee held four meetings during fiscal 2017.

Among other responsibilities, the Audit Committee (1) oversees our accounting and financial reporting processes and the audit of our financial statements, (2) assists the Board in overseeing the integrity of our financial statements (including, without limitation, internal control over financial reporting), (3) oversees our compliance with ethics policies and legal and regulatory requirements, (4) oversees the performance of our independent auditors, (5) prepares the disclosure required by applicable law and SEC rules, and (6) provides to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. The Audit Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Audit Committee report is included in this proxy statement on page 29.

Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Kelly, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. In addition, the Board has determined that Dr. Levinson and Mr. Kelly meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee held six meetings during fiscal 2017 and also took certain actions by written consent.

Among other responsibilities, the Compensation Committee (1) develops, reviews and approves our overall compensation policies and goals, including policies and forms of compensation provided to our directors and executive officers, (2) oversees the administration of our equity compensation and employee benefit plans and programs, and (3) produces an annual report on executive officer compensation for inclusion in our annual proxy statement. The Compensation Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Compensation Committee report is included in this proxy statement on page 48.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee currently consists of Dr. Bahrami (chairwoman) and Mr. Olson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Nominating & Corporate Governance Committee held five meetings during fiscal 2017 and also took certain actions by written consent.

Among other responsibilities, the Nominating & Corporate Governance Committee (1) assists the Board in identifying prospective director nominees, (2) recommends candidates for election to the Board at each annual meeting of shareholders, (3) reviews and recommends updates to our corporate governance principles, as appropriate, (4) reviews and recommends directors to serve on each board committee, (5) oversees the annual evaluation of the Board and its committees, and (6) monitors and reviews matters related to succession planning for our executives officers. The Nominating & Corporate Governance Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Nominating & Corporate Governance Committee will consider recommendations of candidates for election to the Board submitted by shareholders of Fabrinet. For more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

Share Ownership Guidelines

We have adopted share ownership guidelines for our directors and executive officers. For information regarding such guidelines, see the section of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines.”

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Mr. Kelly and Dr. Levinson served as members of the Compensation Committee. None of the members of the Compensation Committee is or has in the past served as an officer or employee of Fabrinet. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating & Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board, and recommending candidates for election to the Board. The

Nominating & Corporate Governance Committee will consider recommendations from shareholders for candidates to serve on the Board. There are no differences in the manner by which the Nominating & Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or a member of the Board.

Shareholder Recommendations and Nominees

Shareholder recommendations for candidates to the Board must be directed in writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, and must include (1) the candidate’s name, age, business address and residence address, (2) the candidate’s principal occupation or employment, (3) the class and number of shares that are held of record or beneficially owned by the candidate and any derivative positions held or beneficially held by the candidate, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate, (5) a description of all arrangements or understandings between the nominating shareholder and each candidate and any other person or persons pursuant to which the nominations are to be made by the nominating shareholder, (6) a written statement executed by the candidate acknowledging that as a director, the candidate will owe a fiduciary duty under Cayman Islands law with respect to Fabrinet and its shareholders, and (7) any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Shareholder recommendations for candidates to the Board must also contain specified information about the shareholder proposing such nomination. For more information, please refer to our memorandum and articles of association, which may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

Director Qualifications

The Nominating & Corporate Governance Committee will evaluate and recommend candidates for membership on the Board consistent with any criteria established by the committee. The consideration of any candidate for director will be based on the committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. While the Nominating & Corporate Governance Committee has not established specific minimum qualifications or a formal diversity policy for director candidates, the committee believes that candidates and nominees should reflect a board of directors that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall board effectiveness, (4) have diverse backgrounds and perspectives, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identification and Evaluation of Director Nominees

The Nominating & Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The committee assesses the appropriate size and composition of the Board, the needs of the Board and its committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating & Corporate Governance Committee through shareholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us and other biographical information as of October 16, 2017, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
David T. (Tom) Mitchell	75	Executive Chairman of the Board of Directors
Seamus Grady	50	Chief Executive Officer
Dr. Harpal Gill	64	President and Chief Operating Officer
Toh-Seng Ng	63	Executive Vice President, Chief Financial Officer
Dr. Hong Q. Hou	53	Executive Vice President, Chief Technical Officer

David T. (Tom) Mitchell. For Mr. Mitchell’s biography, please see “Proposal One—Election of Directors—Biographical Information” above.

Seamus Grady. For Mr. Grady’s biography, please see “Proposal One—Election of Directors—Biographical Information” above.

Dr. Harpal Gill has served as our president since January 2011, and as our chief operating officer since March 2009. Previously, Dr. Gill was our senior vice president, operations from May 2005 to March 2009. He also has served as executive vice president, operations of Fabrinet Co., Ltd., our subsidiary in Thailand, since July 2007. From July 2003 to January 2005, Dr. Gill served as vice president of engineering and then senior vice president of engineering for Maxtor Corporation, a disk drive manufacturer. From January 1999 to July 2003, Dr. Gill served as the vice president of engineering for Read Rite Corporation, a supplier of magnetic recording heads for data storage devices. From June 1996 to October 1998, Dr. Gill served as the managing director of JTS Corp., a disk drive manufacturer. Dr. Gill also has held senior management positions with Seagate Technology and Stanton Automation. Dr. Gill earned a bachelor of science degree in mechanical engineering from Brunel University and a doctor of philosophy degree in engineering from the University of Bradford.

Toh-Seng Ng has served as our executive vice president and chief financial officer since March 2012. Previously, he was senior vice president of finance and managing director of Casix, Inc., our subsidiary in the People’s Republic of China, from March 2010 to March 2012, and senior vice president and operations controller of Fabrinet from January 2007 to March 2010. Mr. Ng joined us with nearly 28 years of international financial management experience in the semiconductor and data storage industries. Prior to joining us, Mr. Ng managed financial operations at Magnecomp Precision Plc. in Thailand, Hitachi Global Storage Technologies in San Jose, and Read-Rite Corporation in a series of positions, culminating in his role as corporate controller and vice president of finance. Mr. Ng earned a bachelor of science degree in accountancy from the University of Singapore, and a master of business administration degree in international management from Golden Gate University.

Dr. Hong Q. Hou has served as our executive vice president and chief technical officer since January 2016. Prior to joining us, Dr. Hou served as the chief operating officer of AXT, Inc., a manufacturer of semiconductor substrates, from June 2015 to January 2016, and as a venture partner at ARCH Venture Partners from January 2015 to June 2015. Prior to that, Dr. Hou served as president, chief executive officer and a member of the board of directors of EMCORE Corporation, a provider of compound semiconductor-based components and subsystems, from 2008 to January 2015. Dr. Hou holds eight U.S. patents and has published more than 200 technical articles. Dr. Hou holds a doctor of philosophy degree in electrical engineering from the University of California at San Diego, and he has completed executive management courses at the Stanford Graduate School of Business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and the other individuals included in the “Summary Compensation Table” beginning on page 48. We refer to these individuals as our “Named Officers” in this proxy statement. For fiscal 2017, our Named Officers were:

•	David T. Mitchell, Executive Chairman of the Board and Former Chief Executive Officer (“CEO”);

•	Dr. Harpal S. Gill, President and Chief Operating Officer (“COO”);

•	Toh-Seng Ng, Executive Vice President, Chief Financial Officer (“CFO”); and

•	Dr. Hong Hou, Executive Vice President, Chief Technical Officer (“CTO”).

Seamus Grady, our current chief executive officer, is not a Named Officer because he joined us in September 2017. Accordingly, any references in this “Executive Compensation” section to our chief executive officer refer to Mr. Mitchell, who served as our chief executive officer for all of fiscal 2017.

Shareholder Engagement and Executive Compensation Program Updates Following 2015 and 2016 Say-on-Pay Votes

While approximately 78% of the votes cast in the say on-pay advisory vote at our 2016 annual meeting of shareholders were voted in favor of our executive compensation as disclosed in our 2016 proxy statement, at our 2015 annual meeting of shareholders only 28% of the votes cast in the say-on-pay advisory vote were voted in favor of our executive compensation as disclosed in our 2015 proxy statement. The 2015 vote represented a significant decline compared to the results of our 2014 say-on-pay advisory vote, when approximately 74% of the votes cast were voted in favor of our executive compensation as disclosed in our 2014 proxy statement. In response to the results of our 2015 say-on-pay vote, the Compensation Committee contacted shareholders to understand better their priorities and concerns with respect to our executive pay practices, examined the reports and analyses issued by the principal proxy advisory services, and engaged a proxy advisory firm to advise the Compensation Committee. The Compensation Committee has continued its dialogue with shareholders on our executive compensation practices by soliciting the views of institutional investors representing approximately 48% of our shares outstanding as of June 30, 2017, and having discussions in October 2017 with investors representing approximately 24% of our shares outstanding as of June 30, 2017, including four of our ten largest shareholders.

Following the 2015 say-on-pay advisory vote, the Compensation Committee solicited the views of institutional investors representing approximately 49% of our shares outstanding as of June 30, 2016, and had discussions with and received feedback on our executive compensation practices from investors representing approximately 20% of our shares outstanding as of June 30, 2016, including four of our ten (and nine of our 20) largest shareholders during the Summer of 2016. Dr. Levinson, the Chairman of the Compensation Committee, attended all of these discussions. He was joined by Mr. Kelly, the other member of the Compensation Committee, and Mr. Olson, our lead independent director, for many of the discussions. The feedback received was presented to the Compensation Committee and the Board. In addition, we conferred with representatives of Institutional Shareholder Services in the Spring of 2016 to discuss our compensation practices. The principal feedback we received from shareholders and the response of the Compensation Committee is noted in the chart below.

Shareholder Concern or Request	Compensation Committee Response
Fiscal 2015 executive compensation appeared excessive and should be based upon and evaluated against an appropriate peer group.

We believe our executive management team is the very best in the electronics manufacturing space, as evidenced by our consistent growth and profitability over the last four years, and we compensate the team accordingly.

We believe the compensation paid to our entire executive management team (four persons), when viewed in total, is less than the total compensation paid to the executive management teams of comparable companies.

We believe it would be very difficult to replace our executives, especially since our headquarters and manufacturing facilities are located in Thailand. Because of this, we have designed executive compensation packages that we believe are necessary and in the best interest of Fabrinet to retain our executive management team.

Equity awards should include performance-based metrics that span multiple years.

While we granted equity awards following fiscal 2015 and fiscal 2016 that were based, in part, on fiscal 2015 and fiscal 2016 performance, respectively, we introduced performance-based restricted share units, or PSUs, in fiscal 2017. The PSUs will be earned, if at all, over a 2-year cumulative performance period based on company achievement of challenging revenue and non-GAAP gross margin targets. See “Fiscal 2017 Compensation Decisions” below for more information.

Incentive compensation should be subject to a clawback.	In October 2016, we adopted a clawback policy applicable to our executive officers. See “Compensation Recovery Policy” below for more information.

Fiscal 2017 Compensation Decisions

In light of the results of our 2015 say-on-pay vote and the subsequent feedback we received from shareholders, the Compensation Committee modified some elements of our executive compensation program for fiscal 2017, primarily to enhance the link between executive pay and longer-term company performance, as summarized below.

Compensation Element	Decision	Weighting of Performance Measures
Base salary	• CEO: increased by 29% • COO and CFO: increased by 20% • CTO: no change	N/A

Short-term cash incentive

•    CEO: increased target by 90%; decreased maximum by (5)%

•    COO: increased target by 54%; decreased maximum by (23)%

•    CFO: increased target by 88%; decreased maximum by (6)%

•    CTO: increased target by 5%; decreased maximum by (47)%

For all NEOs: • 50% revenue • 50% non-GAAP gross margin • eliminated individual performance component

Long-term equity incentive	• Granted PSUs with challenging two-year cumulative performance and “stretch” performance targets • Equity grants heavily weighted toward performance: 67% PSUs and 33% RSUs	PSUs for all NEOs: • 50% revenue • 50% non-GAAP gross margin

As noted above, the biggest change in our fiscal 2017 compensation program was the introduction of PSUs. The number of PSUs earned and eligible to vest will be determined after a two-year performance period, based 50% on achievement of cumulative fiscal 2017 and fiscal 2018 revenue targets and 50% on achievement of cumulative fiscal 2017 and fiscal 2018 non-GAAP gross margin targets. Any earned PSUs will vest in full on the date the Compensation Committee certifies achievement of the performance criteria.

We also amended agreements with our CEO, COO, CFO and CTO to limit the vesting acceleration provisions in those agreements to equity-based awards granted prior to August 2016 (except for restricted share units granted in August 2016 that were based on fiscal 2016 performance). The PSUs we granted in fiscal 2017 are not subject to accelerated vesting under the agreements with our CEO, COO, CFO and CTO.

Positive Compensation Practices

We monitor trends and developments in compensation practices to enhance the effectiveness of our compensation philosophy and have adopted the following practices:

•	our executive officers’ cash and equity incentive compensation is subject to a clawback;

•

we have adopted a practice of granting long-term equity to our executive officers that is based, in part, on Fabrinet achieving financial performance goals, including the introduction of PSUs granted in fiscal 2017 that will be earned over a two-year performance period;

•	we maintain share ownership guidelines for our executive officers and directors;

•	our employees (including our executive officers) and directors are prohibited from margining, short-selling or pledging our securities, or trading in derivative securities;

•	our equity incentive plan prohibits us from instituting any program to reprice or exchange equity awards for awards with a lower exercise price without shareholder approval;

•

our equity incentive plan prohibits us from “recycling” shares, which means that any shares subject to a grant are counted against the share limit in the plan and may not subsequently be re-granted, even if the shares are forfeited, expired or exchanged;

•

our equity incentive plan provides that all awards are subject to the participant’s continued employment or other service with us and vest over a four-year period, unless otherwise set forth in the award agreement;

•	we hold an annual shareholder advisory vote on executive compensation; and

•	if shareholders approve our amended and restated 2010 Plan at this Annual Meeting:

•	we will be prohibited from paying dividends with respect to an award prior to the vesting of such award;

•

no awards granted on or after the date of this Annual Meeting may vest or become exercisable earlier than one (1) year after such award is granted, except that awards up to a maximum of five percent (5%) of the total shares reserved and available for grant and issuance under the 2010 Plan may be granted without regard to such minimum one (1) year vesting requirements; and

•

we may not accelerate the vesting of an award granted under the 2010 Plan on or after the date of this Annual Meeting, except in connection with death, disability, termination of employment, reaching retirement age or an event that triggers the plan’s provisions relating to assumption and termination of awards.

Executive Compensation Program Objectives and Overview

Our executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders. In structuring and designing our executive compensation programs, we are guided by the following basic philosophies:

•	Competition. We should provide competitive compensation opportunities with respect to our industry so we can attract, retain and motivate qualified executives.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be contingent on our performance for our shareholders, to align the interests of executives with the interests of our shareholders and to hold the executives accountable for our performance.

As described in more detail below, the material elements of our executive compensation programs for our Named Officers include a base salary, short-term cash incentive awards and long-term equity incentive awards. In addition, our Named Officers may participate in our 401(k) plan and employee benefit programs on substantially the same terms as our other employees. Our Named Officers also are entitled to certain perquisites and personal benefits and, in some cases, are entitled to severance benefits upon certain terminations of their employment with us.

We believe each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Taken together, the compensation elements are intended to provide a total compensation package for each Named Officer that is competitive. The table below lists each material element of our executive compensation program and the compensation objective or objectives it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base salary	• Attract, retain and motivate qualified executives.

Short-term cash incentives	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Long-term equity incentives	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Perquisites and personal benefits	• Attract, retain and motivate qualified executives.

Severance and other benefits upon termination of employment	• Attract, retain and motivate qualified executives.

Role and Authority of the Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Kelly, each of whom is “independent” within the meaning of NYSE rules. In addition, the Board has determined that Dr. Levinson and Mr. Kelly meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. No Compensation Committee member is a former or current officer or employee of Fabrinet or any of its subsidiaries. The Compensation Committee meets at least quarterly, and members of the Compensation Committee serve at the discretion of the Board.

The Compensation Committee is responsible for overseeing our compensation policies and goals and administering our equity compensation plans and executive incentive plan, including approving target and actual bonuses under our executive incentive plan. Additionally, the Compensation Committee is responsible for reviewing and approving the compensation of our chief executive officer and other Named Officers. The Compensation Committee’s role is detailed in its charter, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

Pursuant to its charter, the Compensation Committee may delegate its authority to grant awards under Fabrinet’s incentive compensation or other equity-based plans, except with respect to awards to executive officers and directors. The Compensation Committee has delegated limited, non-exclusive authority to a committee consisting of our chief executive officer and chief financial officer (the “Equity Award Committee”) to grant equity awards under our 2010 Performance Incentive Plan with respect to consultants, new hires and promotions for employees below the level of vice president (and with respect to new hires, for employees who are not expected to shortly thereafter become a vice president or above). In any fiscal year, the Equity Award Committee may grant, in the aggregate, share options and share appreciation rights, restricted share units, restricted shares or other full-value awards covering no more than the number of shares that have been budgeted and approved by the Compensation Committee for such fiscal year. The Equity Award Committee did not take action during fiscal 2017, and the Compensation Committee did not approve a budget of equity awards for the Equity Award Committee for fiscal 2017. The Compensation Committee has not delegated any of its authority with respect to any component of the compensation of our Named Officers.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority, in its sole discretion, to engage the services of outside consultants to assist it in making decisions regarding the establishment of our compensation programs and philosophy. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors. For fiscal 2017, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to provide independent compensation consulting services. If requested by the Compensation Committee, a representative of Compensia attends meetings of the Compensation Committee.

Although Fabrinet pays Compensia’s fees, Compensia reports directly to the Compensation Committee, and the Compensation Committee retains the authority to hire or fire Compensia and any other consultant or advisor. Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

During fiscal 2017, Compensia provided the Compensation Committee with a blend of peer group proxy data and other market data, as discussed below, to assist the Compensation Committee in evaluating the competitiveness of our executive compensation and non-employee director compensation programs. Compensia also advised the Compensation Committee on general compensation trends in the industry among similarly situated companies.

Role of Executive Officers in Compensation Decisions

In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our chief executive officer and our chief financial officer. Typically, our management team assists the Compensation Committee in the execution of its responsibilities by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters.

Our chief executive officer typically makes recommendations to the Compensation Committee regarding executive compensation matters. At the request of the Compensation Committee, our chief executive officer and our chief financial officer occasionally participate in meetings of the Compensation Committee, except with respect to decisions involving their own compensation. While the Compensation Committee solicits the recommendations and proposals of our chief executive officer with respect to executive compensation matters, these recommendations and proposals are only one factor in the Compensation Committee’s decision-making process.

Fiscal 2017 Peer Group and Other Market Data

To assist the Compensation Committee in evaluating whether our executive compensation practices for fiscal 2017 were competitive and consistent with the Compensation Committee’s executive compensation program objectives, Compensia provided the Committee with compensation data (the “Blended Market Data”) consisting of an equal blend of (1) proxy statement data (where available) from our fiscal 2017 peer group, and (2) proprietary survey data from high-tech companies with annual revenues between $250 million and $1 billion. The Compensation Committee used the Blended Market Data to compare our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation and total direct compensation against the 25th, 50th and 75th percentiles of the same categories of compensation for executives holding positions comparable (where possible) to the positions of our Named Officers. However, the Compensation Committee does not benchmark or apply specific formulas to determine adjustments to our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation or total direct compensation.

The specific criteria for selection into our peer group are set annually by the Compensation Committee. When our peer group is reviewed each year, companies may be removed for failure to meet the selection criteria, or new companies may be added as necessary to ensure a significant sample size of companies. In selecting a peer group, the Compensation Committee considers companies that, in its view, compete with us for talent and have financial or other organizational metrics generally similar to ours. Accordingly, our peer group includes a blend of businesses classified as providing either optical electronic equipment or contract manufacturing services. The selection criteria for our fiscal 2017 peer group included 12-month trailing revenue, market capitalization, and headcount metrics. Our 12-month trailing revenue and market capitalization were in the 66th and 69th percentiles, respectively, of our fiscal 2017 peer group at the time the Compensation Committee selected the group. Compensia gathered data on the compensation practices of the companies in our fiscal 2017 peer group through publicly available information, where available.

Our fiscal 2017 peer group, as approved by the Compensation Committee, was the same as our fiscal 2016 peer group and consisted of the following 22 companies:

Fiscal 2017 Peer Group
Benchmark Electronics, Inc.	Finisar Corporation	Newport Corporation
Black Box Corporation	GSI Group	Oclaro, Inc.
Calix, Inc.	II-VI Incorporated	OSI Systems, Inc.
Ciena Corporation	Infinera Corporation	Plexus Corporation
Coherent, Inc.	Methode Electronics, Inc.	Rofin Sinar Technologies, Inc.
CTS Corporation	MTS Systems	TTM Technologies, Inc.
Daktronics Inc.	Multi-Fineline Electronix, Inc.
Extreme Networks, Inc.	NETGEAR, Inc.

Executive Compensation Program Elements

Base Salaries

We provide a base salary to our executive officers and other employees to compensate them for services rendered on a day-to-day basis. Following the end of each fiscal year, the Compensation Committee typically reviews and determines whether to adjust executive base salaries on the basis of each executive officer’s level of responsibility, qualifications, experience, past performance and expected future contributions. The Compensation Committee also considers whether executive base salaries are competitive as compared to salary practices gathered from the Blended Market Data.

In fiscal 2017, the Compensation Committee reviewed the salary component of the Blended Market Data provided by Compensia and considered each executive officer’s past performance and expected future contributions, changes in each executive officer’s responsibilities and organizational changes. As a result of its review, the Compensation Committee decided to increase the annual base salaries of certain Named Officers for fiscal 2017 as compared to fiscal 2016, as shown below.

Named Officer	Fiscal 2016 Annual Base Salary	Fiscal 2017 Annual Base Salary	% Change
Mr. Mitchell	$700,000	$900,000	29%
Dr. Gill	$750,000	$900,000	20%
Mr. Ng	$500,000	$600,000	20%
Dr. Hou	$475,000	$475,000	—

Short-Term Cash Incentive Awards

In August 2016, the Compensation Committee approved an executive cash incentive plan for fiscal 2017 (the “Fiscal 2017 Bonus Plan”) that provided each of our Named Officers with the ability to receive cash incentive awards based (1) 50% on Fabrinet’s achievement of a fiscal 2017 revenue target of $1.2 billion, and (2) 50% on Fabrinet’s achievement of a fiscal 2017 non-GAAP gross margin target of 12.0%, with achievement of each financial target considered independently from the other. For purposes of the Fiscal 2017 Bonus Plan, GAAP gross margin was adjusted for certain items. Non-GAAP gross margin excluded share-based compensation expenses, depreciation of fair value uplift, and a one-time cost resulting from a non-recurring warranty charge.

Under the Fiscal 2017 Bonus Plan, each Named Officer’s target bonus was also the maximum bonus he could have received under the plan. Achievement of a target bonus payout would require significant skill and effort on the part of an executive officer and very high levels of corporate performance that the Compensation Committee believed were possible but unlikely to be achieved. By basing a substantial portion of our Named Officers’ total cash compensation on achievement of financial goals designed to drive shareholder value, the Fiscal 2017 Bonus Plan was intended to align their interests with the interests of our shareholders.

The Compensation Committee determined the target bonus amount for each Named Officer under the Fiscal 2017 Bonus Plan by considering the Blended Market Data provided by Compensia, evaluated against other criteria, including the Named Officer’s functional responsibilities and ongoing duties. For fiscal 2017, the Compensation Committee approved the following target bonus amounts:

	Target Bonus			Maximum Bonus
Named Officer	Fiscal 2016	Fiscal 2017	% Change	Fiscal 2016	Fiscal 2017	% Change
Mr. Mitchell	$840,000	$1,600,000	90%	$1,680,000	$1,600,000	(5)%
Dr. Gill	$712,500	$1,100,000	54%	$1,425,000	$1,100,000	(23)%
Mr. Ng	$400,000	$750,000	88%	$800,000	$750,000	(6)%
Dr. Hou	$380,000	$400,000	5%	$760,000	$400,000	(47)%

Under the Fiscal 2017 Bonus Plan, if we achieved 100% or more of a target financial metric, bonuses were payable to our Named Officers at 100% of target with respect to that financial metric component. If we achieved approximately 91.7% of the fiscal 2017 revenue target or approximately 95.8% of the fiscal 2017 non-GAAP gross margin target, bonuses would be paid out at 50% of target with respect to that financial metric component. Achievement of the fiscal 2017 revenue target at a level between approximately 91.7% and 100% would result in a bonus amount for that metric that is scaled in a linear fashion. Achievement of the fiscal 2017 non-GAAP gross margin target at a level between approximately 95.8% and 100% would result in a bonus amount for that metric that is scaled in a linear fashion.

For fiscal 2017, we achieved (1) revenue of $1.4 billion, or approximately 118% of our fiscal 2017 revenue target, resulting in a bonus that was funded at 100% with respect to that component, and (2) non-GAAP gross margin of 12.5%, or approximately 104% of our fiscal 2017 non-GAAP gross margin target, resulting in a bonus that was funded at 100% with respect to that component. Accordingly, in August 2017, the Compensation Committee awarded bonuses under the Fiscal 2017 Bonus Plan to each of our Named Officers at 100% of their respective target bonus. Amounts earned under the Fiscal 2017 Bonus Plan were paid in fiscal 2018.

The following table describes the target, maximum and actual bonus amounts for each of our Named Officers under the Fiscal 2017 Bonus Plan.

Named Officer	Target & Maximum Bonus	Target & Maximum Bonus (as a % of Annual Base Salary)	Actual Bonus	Actual Bonus (as a % of Annual Base Salary)	Actual Bonus (as a % of Target & Maximum Bonus)
Mr. Mitchell	$1,600,000	178%	$1,600,000	178%	100%
Dr. Gill	$1,100,000	122%	$1,100,000	122%	100%
Mr. Ng	$750,000	125%	$750,000	125%	100%
Dr. Hou	$400,000	84%	$400,000	84%	100%

Long-Term Equity Incentive Awards

Our equity incentive plan is a critical component of the compensation program that we believe incentivizes our executive officers and key employees to focus on building shareholder value through meeting long-term financial and strategic goals. We grant restricted share units (“RSUs”) to our executive officers and other employees under our 2010 Performance Incentive Plan. RSUs also function as a retention incentive for our executives as they generally vest annually over a four-year period after the date of grant. Beginning in fiscal 2017, the Compensation Committee adopted a practice of granting PSUs to our Named Officers that will be earned, if at all, following a 2-year performance period covering fiscal 2017 and fiscal 2018. Any earned PSUs will vest in full on the date the Compensation Committee certifies achievement of the performance criteria described below. The Compensation also granted time-based restricted share units to our Named Officers in fiscal 2017.

The Compensation Committee bases long-term equity incentive award grants to executives on a number of factors, including the Blended Market Data provided by Compensia, the executive’s vested and unvested equity holdings, the executive’s position and total compensation package, and the executive’s contribution to the success of our financial performance.

In August 2016, the Compensation Committee granted the following dollar value of RSUs, PSUs and “stretch” PSUs to our Named Officers:

Named Officer	Grant Date Value of RSUs	Grant Date Value of PSUs	Grant Date Value of “Stretch” PSUs
Mr. Mitchell	$2,499,964	$2,499,964	$2,499,964
Dr. Gill	$999,977	$999,977	$999,977
Mr. Ng	$849,999	$849,999	$849,999
Dr. Hou	$249,964	$249,964	$249,964

The RSUs will vest in equal annual installments over a period of three years on the anniversary date of the grant date, subject to the individual’s continued service with us through each such vesting date.

The PSUs will vest, if at all, following a 2-year performance period, on the date the Compensation Committee certifies achievement of the performance criteria set forth below, subject to the individual’s continued service with us through such vesting date. Vesting of the PSUs will be based 50% on achievement of a cumulative fiscal 2017 and fiscal 2018 revenue target (the “PSU Revenue Target”) and 50% on achievement of a cumulative fiscal 2017 and fiscal 2018 gross margin target (the “PSU GM Target”). As achievement of each financial target is considered independently from the other, we must meet a threshold for each factor in order for an individual to receive any credit for that factor. If we achieve 100% or more of a target financial metric, the PSUs will vest at 100% of target with respect to that financial metric component. Achievement of the PSU Revenue Target at a level between approximately 92.0% and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. Achievement of the PSU GM Target at a level between approximately 97.4% and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion.

The “stretch” PSUs will vest, if at all, following a 2-year performance period, on the date the Compensation Committee certifies achievement of the performance criteria set forth below, subject to the individual’s continued service with us through such vesting date. Vesting of the “stretch” PSUs will be based 50% on achievement of a cumulative fiscal 2017 and fiscal 2018 revenue target that is higher than the PSU Revenue Target (the “Stretch PSU Revenue Target”) and 50% on achievement of a cumulative fiscal 2017 and fiscal 2018 gross margin target that is higher than the PSU GM Target (the “Stretch PSU GM Target”). As achievement of each financial target is considered independently from the other, we must meet a threshold for each factor in order for an individual to receive any credit for that factor. If we achieve 100% or more of a target financial metric, the Stretch PSUs will vest at 100% of target with respect to that financial metric component. Achievement of the Stretch PSU Revenue Target at a level between the PSU Revenue Target and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. Achievement of the Stretch PSU GM Target at a level between the PSU GM Target and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion.

During fiscal 2017, the Compensation Committee also granted RSUs to our Named Officers pursuant to our fiscal 2016 long term equity plan, as described in our 2016 proxy statement. The grant date fair value of such awards is reported in the “Stock Awards” column of the “Summary Compensation Table” for fiscal 2016 because the awards were earned in fiscal 2016. See the “Grants of Plan-Based Awards in Fiscal 2017” table for more information.

Perquisites and Personal Benefits

In addition to base salaries, we provide our Named Officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are a tax-advantaged way to provide our Named Officers with additional annual compensation that supplements their base salaries. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum or as some form of compensation “add on.” Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

We provide certain benefits and allowances to our international assignees, including our Named Officers, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. Consistent with the policy we have adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, we pay such employees a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States. Of our Named Officers, Mr. Mitchell, Dr. Gill and Mr. Ng receive a tax equalization payment because each qualifies for such benefit under the policy.

In addition, in October 2014, the Compensation Committee approved the payment of additional cash compensation to Dr. Gill and Mr. Ng in the amount of 20% of their respective then-current annual base salary, determined and payable bi-monthly, with a tax gross-up (the “Foreign Service Premium Pay”), to incentivize them to continue working for us in Thailand and to ameliorate the resulting hardships to their families who are located in the United States. The Foreign Service Premium Pay was deemed effective as of July 1, 2014, and will continue for as long as Dr. Gill and Mr. Ng are required to, and do, temporarily reside and work in Thailand. In January 2015, the Compensation Committee authorized the purchase of key man life insurance policies for each of Dr. Gill and Mr. Ng, which provides for $3 million payable to the applicable Named Officer’s elected beneficiaries and $2 million payable to us. Dr. Gill and Mr. Ng also receive a family travel benefit that provides each of their immediate family members a round-trip airline ticket to visit Thailand once per year at our expense.

In October 2016, we reviewed executive perquisites and adopted a perquisite policy that excludes non-business, travel-related expenses and charitable contributions.

The perquisites and personal benefits paid to each Named Officer in fiscal 2017 are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnotes to such table.

Severance and Other Benefits Upon Termination of Employment

We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide for them to receive severance benefits following certain terminations of their employment with us or our subsidiaries, as applicable. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are critical to achieve our business objective of management retention. We evaluate the level of severance benefits to provide a Named Officer on a case-by-case basis. To ensure that the severance and change of control arrangements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee may periodically review these arrangements. Please see “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our Named Officers may be entitled to receive upon termination of their employment.

Share Ownership Guidelines

To further align the interests of our executive officers and members of the Board with those of our shareholders, we have adopted share ownership guidelines for our executive officers and directors, which provide for a minimum ownership level equal to:

•	chief executive officer—6x annual base salary;

•	other executive officers—2x annual base salary; and

•	directors—3x annual Board retainer.

Executive officers and directors are expected to have met these ownership levels by August 2017 or, if appointed or elected after August 2012, within five years of their appointment as an executive officer or election to the Board. Shares counted towards the minimum ownership levels include all shares beneficially owned by the executive officer or director and any unvested restricted share units held by the executive officer or director. Except for Mr. Grady, who joined us in September 2017, all of our current executive officers and directors currently exceed their respective share ownership guidelines.

Hedging Policy

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our ordinary shares.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the U.S. corporate income tax deduction a publicly-held corporation may take for compensation paid to each of its “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers, other than the chief financial officer, as of the end of any fiscal year). In general, certain performance-based compensation approved by shareholders is not subject to this $1 million deduction limit. Prior to our initial public offering, the Board did not take the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. In the future, the Compensation Committee may adopt a policy that, where reasonably practicable, we will seek to qualify the compensation paid to Named Officers that are employees of our U.S.-based subsidiaries as performance-based compensation to participate in the exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may continue to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Recovery Policy

In October 2016, we adopted a clawback policy applicable to our executive officers. If a majority of the independent members of the Board determines that an officer’s misconduct caused us to materially restate all or a portion of our financial statements, the Board may require the officer to repay incentive compensation that would not have been payable absent the material restatement. This policy applies to all incentive compensation, excluding equity awards granted prior to the adoption of the policy, based on financial statements filed during the three years prior to the material restatement. The Compensation Committee intends to revisit our clawback policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation and Risk Assessment

The Compensation Committee has assessed the risks associated with our compensation policies and practices for all employees and, based on its assessment, does not believe that such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee oversees Fabrinet’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Dr. Frank H. Levinson (Chairman)

Thomas F. Kelly

Summary Compensation Table

The following table presents information regarding the total compensation of our Named Officers, who consist of (i) our principal executive officer during fiscal 2017, (ii) our principal financial officer, and (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
David T. Mitchell(1)	2017	900,000	—	7,499,892	—	1,600,000	525,248	10,525,140
Executive Chairman of the Board of Directors; Former Chief Executive Officer	2016	700,000	—	5,189,981	—	1,680,000	1,021,849	8,591,830
	2015	700,000	—	5,881,409	—	1,251,600	655,328	8,488,337

Dr. Harpal S. Gill	2017	900,000	—	2,999,931	—	1,100,000	851,654	5,851,585
President and Chief Operating Officer	2016	750,000	—	1,724,974	—	1,425,000	593,694	4,493,668
	2015	750,000	—	2,641,002	—	933,375	445,168	4,769,545

Toh-Seng Ng	2017	600,000	—	2,549,997	—	750,000	570,896	4,470,893
Executive Vice President, Chief Financial Officer	2016 2015	500,000 500,000	— —	1,649,965 1,895,592	— —	800,000 521,500	589,960 481,056	3,539,925 3,398,148

Dr. Hong Q. Hou(7)	2017	475,000	—	749,892	—	400,000	62,827	1,687,719
Executive Vice President, Chief Technical Officer	2016	226,705	—	1,564,905	—	95,000	31,259	1,917,869

(1)

Mr. Mitchell served as our chief executive officer and chairman of the Board for all periods covered by this Summary Compensation Table. In September 2017, Mr. Mitchell retired as chief executive officer and was appointed executive chairman of the Board.

(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for time-based RSU awards granted during the designated fiscal year. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended June 30, 2017, filed with the SEC on August 23, 2017. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(3)

For fiscal 2017, the amounts in this column also reflect the value at the grant date of performance-based RSUs (PSUs) granted in such fiscal year based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

On August 18, 2016, the Compensation Committee granted PSUs to each of our Named Officers, which will vest, if at all, following a 2-year cumulative performance period covering fiscal 2017 and fiscal 2018. As of the date of grant, consistent with the estimate determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants was 100% achievement. Accordingly, the fair value reported for the PSUs granted in fiscal 2017 assumes that the highest level of performance conditions will be achieved and the grants will vest at their maximum level of 100%, as shown below:

Name	Maximum Value of PSUs Granted in Fiscal 2017 (Fiscal 2017-2018 Performance Period)
Mr. Mitchell	$4,999,928
Dr. Gill	$1,999,954
Mr. Ng	$1,699,998
Dr. Hou	$ 499,928

(4)

For fiscal 2016, the amounts in this column also reflect the grant date fair value of RSU awards earned under our fiscal 2016 long-term equity plan based, in part, on fiscal 2016 performance; such stock awards are reported as compensation for fiscal 2016 but were granted in fiscal 2017. For more information, see the “Grants of Plan-Based Awards in Fiscal 2017” table below.

(5)

The amounts in this column reflect cash bonuses earned under our executive incentive plan for the applicable fiscal year. Amounts earned under our fiscal 2017 executive incentive plan are reported as compensation for fiscal 2017 but were paid in fiscal 2018. Amounts earned under our fiscal 2016 executive incentive plan are reported as compensation for fiscal 2016 but were paid in fiscal 2017. Amounts earned under our fiscal 2015 executive incentive plan are reported as compensation for fiscal 2015 but were paid in fiscal 2016. For more information, see the “Grants of Plan-Based Awards in Fiscal 2017” table below.

(6)	For more information, see the “All Other Compensation for Fiscal 2017” table below.
(7)	Dr. Hou joined Fabrinet in January 2016. Accordingly, only information for fiscal 2017 and fiscal 2016 is provided with respect to Dr. Hou.

All Other Compensation for Fiscal 2017

Name	Transportation ($)(1)	Housing ($)(2)	Tax Equalization Payment ($)(3)	Foreign Service Premium Pay ($)(4)	Health Insurance Premiums ($)	Term Life Insurance Premiums ($)	Company- Paid 401(k) Contributions ($)	Other ($)		Total ($)
Mr. Mitchell	33,700	91,605	339,538	—	30,405	—	—	30,000	(5)	525,248
Dr. Gill	62,681	120,000	383,492	180,000	28,970	62,827	13,684	—		851,654
Mr. Ng	42,407	120,000	180,050	120,000	28,970	63,512	15,957	—		570,896
Dr. Hou	12,000	—	—	—	30,807	—	20,020	—		62,827

(1)

For Mr. Mitchell, represents automobile expenses. For Dr. Gill, represents (i) an annual travel allowance $25,000 ($32,156, inclusive of tax gross-up), (ii) an annual automobile allowance of $12,000, and (iii) $18,525 of expenses related to a car and driver in Thailand. For Mr. Ng, represents (i) an annual travel allowance $15,000 ($20,174, inclusive of tax gross-up), (ii) an annual automobile allowance of $12,000, and (iii) $10,233 of expenses related to a car and driver in Thailand. For Dr. Hou, represents an automobile allowance.

(2)	For Mr. Mitchell, represents rent expense, utilities and home services. For Dr. Gill and Mr. Ng, represents an annual allowance for housing and related living expenses in Thailand.
(3)

Represents foreign tax liability payments by Fabrinet on the Named Officer’s behalf to satisfy all applicable non-U.S. taxes of such Named Officer for the following calendar years: Mr. Mitchell and Dr. Gill—calendar year 2015; Mr. Ng—calendar year 2016. Consistent with corporate policy, we pay on behalf of all U.S. citizens who are working on our behalf in Asia on an expatriate basis a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States.

(4)

Represents additional cash compensation in the amount of 20% of Dr. Gill and Mr. Ng’s respective then-current annual base salary, with a tax gross-up, to incentivize them to continue working for us in Thailand and ameliorate the resulting hardships to their families who are located in the United States.

(5)	Represents expenses associated with Mr. Mitchell’s home office in the United States.

Grants of Plan-Based Awards in Fiscal 2017

The following table presents information concerning each grant of an award made to a Named Officer in fiscal 2017 under any plan. No option awards were granted to a Named Officer in fiscal 2017.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Mitchell	—		400,000	1,600,000	1,600,000	—	—	—	—	—
	8/18/2016		—	—	—	—	—	—	61,758	2,499,964
	8/18/2016		—	—	—	—	61,758	61,758	—	2,499,964
	8/18/2016		—	—	—	—	61,758	61,758	—	2,499,964
	8/18/2016	(4)	—	—	—	—	—	—	128,211	5,189,981

Dr. Gill	—		275,000	1,100,000	1,100,000	—	—	—	—	—
	8/18/2016		—	—	—	—	—	—	24,703	999,977
	8/18/2016		—	—	—	—	24,703	24,703	—	999,977
	8/18/2016		—	—	—	—	24,703	24,703	—	999,977
	8/18/2016	(4)	—	—	—	—	—	—	42,613	1,724,974

Mr. Ng	—		187,500	750,000	750,000	—	—	—	—	—
	8/18/2016		—	—	—	—	—	—	20,998	849,999
	8/18/2016		—	—	—	—	20,998	20,998	—	849,999
	8/18/2016		—	—	—	—	20,998	20,998	—	849,999
	8/18/2016	(4)	—	—	—	—	—	—	40,760	1,649,965

Dr. Hou	—		100,000	400,000	400,000	—	—	—	—	—
	8/18/2016		—	—	—	—	—	—	6,175	249,964
	8/18/2016		—	—	—	—	6,175	6,175	—	249,964
	8/18/2016		—	—	—	—	6,175	6,175	—	249,964
	8/18/2016	(4)	—	—	—	—	—	—	9,263	374,966

(1)

Amounts reported represent the potential threshold, target and maximum cash incentive award amounts depending on the level of performance achieved under our fiscal 2017 executive incentive plan, as described in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Short-Term Cash Incentive Awards.” Such amounts ranged from 25% of the target payout, representing the lowest payout that would have been awarded upon achievement of a certain level of performance against one of the related financial goals, to 100% of the target payout, which also represents the maximum payout possible under the fiscal 2017 executive incentive plan The actual bonus amounts were determined by the Compensation Committee in August 2017 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)

Amounts reported represent the potential target and maximum number of performance-based RSUs (PSUs) the Named Officer could earn pursuant to his PSU award based on achievement of two-year corporate performance objectives covering fiscal 2017-2018. There is no threshold payout amount under the PSUs, as the minimum amount that may vest under each PSU award is 0 shares.

(3)

Reflects the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Amounts reported for PSUs are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. As of the date of grant, the probable outcome of the performance conditions for these grants was 100% achievement. The reported amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(4)

Although this RSU award was granted in fiscal 2017, the grant date fair value is reported in the “Stock Awards” column of the “Summary Compensation Table” for fiscal 2016 because the award was earned in fiscal 2016 under our fiscal 2016 long-term equity incentive plan.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of fiscal 2017.

			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Name			Exercisable	Unexercisable
Mr. Mitchell	8/18/2016	(6)	—	—	—	—	61,758	2,634,596	—	—
	8/18/2016	(7)	—	—	—	—	—	—	61,758	2,634,596
	8/18/2016	(7)	—	—	—	—	—	—	61,758	2,634,596

Dr. Gill	8/9/2013		—	—	—	—	18,750	799,875	—	—
	10/19/2014	(8)	—	—	—	—	45,500	1,941,030	—	—
	8/20/2015		—	—	—	—	45,192	1,927,891	—	—
	8/18/2016		—	—	—	—	42,613	1,817,871	—	—
	8/18/2016	(6)	—	—	—	—	24,703	1,053,830	—	—
	8/18/2016	(7)	—	—	—	—	—	—	24,703	1,053,830
	8/18/2016	(7)	—	—	—	—	—	—	24,703	1,053,830

Mr. Ng	10/13/2010		22,500	—	16.83	10/13/2017	—	—	—	—
	11/10/2011		21,638	—	14.12	11/9/2018	—	—	—	—
	3/1/2012		5,550	—	18.60	2/28/2019	—	—	—	—
	8/9/2013		—	—	—	—	10,000	426,600	—	—
	10/19/2014	(8)	—	—	—	—	25,500	1,087,830	—	—
	8/20/2015		—	—	—	—	41,307	1,762,157	—	—
	8/18/2016		—	—	—	—	40,760	1,738,822	—	—
	8/18/2016	(6)	—	—	—	—	20,998	895,775	—	—
	8/18/2016	(7)	—	—	—	—	—	—	20,998	895,775
	8/18/2016	(7)	—	—	—	—	—	—	20,998	895,775

Dr. Hou	4/28/2016		—	—	—	—	27,443	1,170,718	—	—
	8/18/2016		—	—	—	—	9,263	395,160	—	—
	8/18/2016	(6)	—	—	—	—	6,175	263,426	—	—
	8/18/2016	(7)	—	—	—	—	—	—	6,175	263,426
	8/18/2016	(7)	—	—	—	—	—	—	6,175	263,426

(1)	All options vested over a four-year period at a rate of 1/48th per month.
(2)	Stock awards in this column consist of unvested time-based RSUs. Unless otherwise noted, all time-based RSUs vest over a four-year period at a rate of 25% on each anniversary of the grant date.
(3)

Values reported were determined by multiplying the number of unvested time-based RSUs by $42.66, the closing price on the New York Stock Exchange of our ordinary shares on June 30, 2017, the last business day of fiscal 2017.

(4)	Amounts reported were based on target performance measures and represent PSU awards.
(5)

Values reported were based on target performance measures and determined by multiplying the number of unvested PSUs by $42.66, the closing price on the New York Stock Exchange of our ordinary shares on June 30, 2017, the last business day of fiscal 2017.

(6)	This RSU vests over a three-year period at a rate of 33.3% on each anniversary of the grant date.
(7)

The performance cycle for this PSU began on June 25, 2016, and ends on June 29, 2018 (the “fiscal 2017-2018 cycle”). This PSU will vest, if at all, following the end of the fiscal 2017-2018 cycle, on the date the Compensation Committee certifies achievement of the applicable performance criteria.

(8)	This RSU vests over a four-year period at a rate of 25% on each anniversary of August 15, 2014.

Option Exercises and Shares Vested in Fiscal 2017

The following table presents information concerning the exercise of options and the vesting of stock awards in fiscal 2017 for each of our Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Mitchell	354,828	8,634,652	510,238	23,537,764
Dr. Gill	—	—	77,210	3,107,012
Mr. Ng	—	—	44,779	1,805,944
Mr. Hou	—	—	9,148	311,123

(1)

The value realized on exercise was determined by multiplying (i) the number of our ordinary shares acquired upon exercise of a share option, by (ii) the difference between the closing price per share of our ordinary shares on the New York Stock Exchange on the date of exercise and the exercise price of the share option.

(2)

The value realized on vesting was determined by multiplying (i) the number of our ordinary shares acquired upon vesting of a restricted share unit, by (ii) the closing price per share of our ordinary shares on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change of Control

We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide the general terms and conditions of their employment, including payments and benefits upon termination of their employment in specified circumstances, including a change in control of Fabrinet.

Arrangement with Mr. Mitchell

We have entered into an employment agreement with Mr. Mitchell, which provides for a term of employment through and including March 2, 2022, unless extended by mutual agreement or terminated prior to such date. Mr. Mitchell may terminate his employment with us for any reason by providing written notice 90 days in advance. We may terminate Mr. Mitchell’s employment at any time with or without notice or cause. Under the employment agreement, Mr. Mitchell is entitled to certain payments upon termination of employment as described below.

In the event Mr. Mitchell’s employment is terminated due to death, Mr. Mitchell’s legal representatives or named beneficiaries will receive a lump sum payment in an amount equal to the sum of (i) twenty-four (24) months of Mr. Mitchell’s then current base salary, and (ii) an amount equal to the pro-rata portion of the target bonus which Mr. Mitchell would have been paid for his performance for the fiscal year in which his death occurs, but in no event less than six (6) months of Mr. Mitchell’s then current base salary, and such payments shall be made upon the sixtieth (60) day following Mr. Mitchell’s death. Additionally, Mr. Mitchell’s legal representatives or named beneficiaries will receive continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year.

In the event Mr. Mitchell’s employment is terminated due to disability, Mr. Mitchell will be eligible to receive a lump sum payment in an amount equal to twenty-four (24) months of his then current base salary. Additionally, Mr. Mitchell will receive continued tax equalization benefits under our expatriate policy, as in effect on the date of Mr. Mitchell’s disability, for the calendar year in which the disability occurs and the following calendar year.

In the event Mr. Mitchell’s employment is terminated prior to February 20, 2022 (the “Mitchell Transition Date”) either by us without “good cause” or by Mr. Mitchell for “good reason”, Mr. Mitchell will (A) be eligible to receive a lump sum payment equal to the sum of (i) twenty-four (24) months of his then current base salary, and (ii) any earned but unpaid bonus as of the date of termination of employment; (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months; and (C) receive continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year.

In the event Mr. Mitchell terminates his employment on the Mitchell Transition Date or within ten (10) calendar days after the Mitchell Transition Date, Mr. Mitchell will (A) be eligible to receive a lump sum payment equal to the sum of (i) the product of one month’s base salary then in effect multiplied by the total number of full and fractional years of his employment with us as of his termination date, and (ii) any earned but unpaid bonus as of the date of termination of employment, (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months, and (C) receive continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year (collectively, the “Retention Benefits”). Except as otherwise provided in the Employment Agreement, in the event Mr. Mitchell’s employment is terminated prior to the Mitchell Transition Date or more than ten (10) calendar days after the Mitchell Transition Date, no Retention Benefits shall be due, owed, or paid to him.

The employment agreement provides for non-solicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

“Good cause” means Mr. Mitchell’s (i) commission of any felony or any crime involving moral turpitude, (ii) willful breach of his duties to us, including, but not limited to, theft from us and failure to fully disclose personal pecuniary interest in a transaction involving us, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement, in each case in the performance of his duties or otherwise.

“Good reason” means (i) a material diminution during the term of the agreement in Mr. Mitchell’s office, duties, or responsibilities (including following any change in control) or (ii) a material breach by us of the agreement. However, before terminating his employment for good reason, Mr. Mitchell must provide (i) reasonable written notice to the Board setting forth the reasons for his intention to terminate for good reason and (ii) an opportunity for the Board to meet with him, together with legal counsel, and cure such reason within 30 days after receipt of such notice.

Arrangements with Dr. Gill and Mr. Ng

In the event Dr. Gill’s or Mr. Ng’s employment is terminated prior to May 7, 2018 (the “Gill Transition Date”), in the case of Dr. Gill, or prior to December 30, 2018 (the “Ng Transition Date”), in the case of Mr. Ng, either by us without “good cause” or by Dr. Gill or Mr. Ng, as applicable, for “good reason”, Dr. Gill and Mr. Ng, as applicable, will (A) be eligible to receive a lump sum payment equal to the sum of (i) twelve (12) months of his then present base salary, and (ii) any earned but unpaid bonus as of the date of termination of employment; (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months; (C) become 100% vested immediately prior to his termination date in any outstanding stock options, restricted stock, restricted share units, stock appreciation rights, phantom stock or other equity based awards (collectively, the “Equity Awards”), which have not previously fully vested; and (D) receive continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs, and the following calendar year. Notwithstanding the foregoing, the vesting acceleration benefit specified in subsection (C) (the “Vesting Acceleration Benefit”) shall apply only to (x) Equity Awards granted to Dr. Gill or Mr. Ng, as applicable, before August 1, 2016 and (y) the Equity Award of restricted share units that was granted in August 2016 pursuant to Fabrinet’s Fiscal 2016 Long-Term Equity Plan (the “FY16 LTE RSU Grant”) as a result of the Compensation Committee’s determination that the applicable fiscal year 2016 performance criteria had been achieved under such plan.

In the event Dr. Gill terminates his employment on the Gill Transition Date or within ten (10) calendar days after the Gill Transition Date, or Mr. Ng terminates his employment on the Ng Transition Date or within ten (10) calendar days after the Ng Transition Date, Dr. Gill and Mr. Ng, as applicable, will be eligible to receive (1) a lump sum payment equal to the product of one month’s base salary multiplied by the total number of full and fractional years of his employment with Fabrinet USA, Inc. as of his termination date, and (2) all of the payments and benefits described in subsections (B), (C) and (D) of the preceding paragraph (collectively, the “Retention Benefits”). Notwithstanding the foregoing, the Vesting Acceleration Benefit shall apply only to (x) Equity Awards granted to Dr. Gill or Mr. Ng, as applicable, before August 1, 2016 and (y) the FY16 LTE RSU Grant. In the event Dr. Gill’s employment is terminated prior to the Gill Transition Date or more than ten (10) calendar days after the Gill Transition Date, no Retention Benefits shall be due, owed, or paid to him. In the event Mr. Ng’s employment is terminated prior to the Ng Transition Date or more than ten (10) calendar days after the Ng Transition Date, no Retention Benefits shall be due, owed, or paid to him.

In the event Dr. Gill’s or Mr. Ng’s employment is terminated on account of death or disability prior to the Gill Transition Date or the Ng Transition Date, as applicable, he will become 100% vested immediately prior to the termination date in any outstanding Equity Awards, which have not previously fully vested. Notwithstanding the foregoing, such vesting acceleration shall apply only to (x) Equity Awards granted to Dr. Gill or Mr. Ng, as applicable, before August 1, 2016 and (y) the FY16 LTE RSU Grant.

For purposes of Dr. Gill’s and Mr. Ng’s employment arrangements “good cause” means (i) an act of dishonesty made in connection with their responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of Fabrinet or any other party to whom they owe an obligation of nondisclosure, (v) willful breach of any obligations under any written agreement or covenant with Fabrinet, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from Fabrinet.

For purposes of Dr. Gill’s and Mr. Ng’s employment arrangements, “good reason” means the occurrence of any of the following events, without their consent: (i) a material diminution in base compensation; (ii) a material diminution in authority, duties, or responsibilities; (iii) a material change in the geographic location at which they must perform services for us; or (iv) any other action or inaction that constitutes a material breach by us of any written agreement or covenant with us. However, before terminating employment for good reason, Dr. Gill and Mr. Ng, as applicable, must provide (i) written notice to us setting forth the reasons for his intention to terminate for good reason and (ii) an opportunity for us to remedy the condition within 30 days after receipt of such notice.

Arrangement with Dr. Hou

In the event Dr. Hou’s employment is terminated either by us without “good cause” or by Dr. Hou for “good reason”, Dr. Hou will (A) be eligible to receive a lump sum payment equal to the sum of (i) twelve (12) months of his then present base salary, and (ii) any earned but unpaid bonus as of the date of termination of employment; (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months; and (C) become 100% vested immediately prior to his termination date in any “Acceleration Eligible Awards” that have not previously fully vested. “Acceleration Eligible Award” means (i) any restricted stock, restricted share units, stock appreciation rights, phantom stock or other equity based awards granted to Dr. Hou prior to August 1, 2016 and (ii) the award of restricted share units that was granted to Dr. Hou in August 2016 pursuant to Fabrinet’s Fiscal 2016 Long-Term Equity Plan as a result of the Compensation Committee’s determination that the applicable fiscal year 2016 performance criteria had been achieved under such plan.

In the event Dr. Hou terminates his employment on account of retirement, he will be eligible to receive (1) a lump sum payment equal to the product of one month’s base salary multiplied by the total number of full and fractional years of his employment with us as of his termination date, and (2) all of the payments and benefits described in subsections (B), (C) and (D) of the preceding paragraph (collectively, the “Retention Benefits”).

For purposes of Dr. Hou’s employment arrangement, “good cause” means (i) an act of dishonesty made in connection with his responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of Fabrinet or any other party to whom he owes an obligation of nondisclosure, (v) willful breach of any obligations under any written agreement or covenant with Fabrinet, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from Fabrinet.

For purposes of Dr. Hou’s employment arrangement, “good reason” means the occurrence of any of the following events, without his consent: (i) a material diminution in base compensation; (ii) a material diminution in authority, duties, or responsibilities; (iii) a material change in the geographic location at which he must perform services for us; or (iv) any other action or inaction that constitutes a material breach by us of any written agreement or covenant with us. However, before terminating employment for good reason, Dr. Hou must provide (i) written notice to us setting forth the reasons for his intention to terminate for good reason and (ii) an opportunity for us to remedy the condition within 30 days after receipt of such notice.

For purposes Dr. Hou’s employment arrangement, “retirement” means his voluntary termination of employment (i) on or after attainment of age 65, and (ii) after a successor to his position assumes his position that is satisfactory to the Board.

Life Insurance

We provide each of Dr. Gill and Mr. Ng with a life insurance policy, which in the event of death would pay $3 million to their respective heirs or beneficiaries and $2 million to us.

The following table provides information concerning the estimated payments and benefits that would be provided to Mr. Mitchell, Dr. Gill and Mr. Ng in the circumstances described above. Payments and benefits are estimated assuming the triggering event took place on the last business day of fiscal 2017 (June 30, 2017). There can be no assurance a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors affecting the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon Termination of Employment (Whether or Not in Connection With a Change of Control):
Name	Type of Benefit	Due to Death ($)	Due to Disability ($)	Without Cause ($)	Due to Resignation for Good Reason ($)
Mr. Mitchell	Cash Severance Payment—200% Annual Base Salary(1)	1,800,000	1,800,000	1,800,000	1,800,000
	Cash Severance Payment—Cash Incentive Plan Compensation	1,600,000	—	1,600,000	1,600,000
	Continued Coverage of Medical Benefits(2)	—	—	60,000	60,000

	Total Value of Termination Benefits(3)	3,400,000	1,800,000	3,460,000	3,460,000

Dr. Gill	Cash Severance Payment—100% Annual Base Salary(1)	—	—	900,000	900,000
	Cash Severance Payment—Cash Incentive Plan Compensation	—	—	1,100,000	1,100,000
	Continued Coverage of Medical Benefits(2)	—	—	60,000	60,000
	Equity Award Vesting—100% Acceleration(4)	6,486,666	6,486,666	6,486,666	6,486,666
	Life Insurance Benefits(5)	3,000,000	—	—	—

	Total Value of Termination Benefits(3)	9,486,666	6,486,666	8,546,666	8,546,666

Mr. Ng	Cash Severance Payment—100% Annual Base Salary(1)	—	—	600,000	600,000
	Cash Severance Payment—Cash Incentive Plan Compensation	—	—	750,000	750,000
	Continued Coverage of Medical Benefits(2)	—	—	60,000	60,000
	Equity Award Vesting—100% Acceleration(4)	5,015,408	5,015,408	5,015,408	5,015,408
	Life Insurance Benefits(5)	3,000,000	—	—	—

	Total Value of Termination Benefits(3)	8,015,408	5,015,408	6,425,408	6,425,408

Dr. Hou	Cash Severance Payment—100% Annual Base Salary(1)	—	—	475,000	475,000
	Cash Severance Payment—Cash Incentive Plan Compensation	—	—	400,000	400,000
	Continued Coverage of Medical Benefits(2)	—	—	60,000	60,000
	Equity Award Vesting—100% Acceleration(4)	—	—	1,565,878	1,565,878

	Total Value of Termination Benefits	—	—	2,500,878	2,500,878

(1)	Assumes an annual base salary of $900,000 for Mr. Mitchell, $900,000 for Dr. Gill, $600,000 for Mr. Ng and $475,000 for Dr. Hou (salaries in effect at June 30, 2017).

(2)	Reflects two times the annual cost of COBRA coverage to maintain the benefits currently provided.
(3)

Does not include the future tax equalization benefits that such Named Officer is entitled to under our expatriate policy, as described above in “Executive Compensation—Compensation Discussion and Analysis.”

(4)	Potential value if vesting of eligible RSUs as of June 30, 2017 had been accelerated. Assumes a share price of $42.66 (based on the closing price per share of our ordinary shares on June 30, 2017).
(5)	Reflects the death benefit payable to the executive’s estate in the case of the executive’s death.

Equity Compensation Plan Information

The following table provides information as of June 30, 2017 with respect to our ordinary shares that may be issued under our existing equity compensation plans.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a) (#)
Equity compensation plans approved by security holders(1)	1,382,561	(2)	1.10	1,111,573
Equity compensation plans not approved by security holders	—		—	—

Total	1,382,561		1.10	1,111,573

(1)	Includes the following plan: 2010 Performance Incentive Plan.
(2)	This amount includes an aggregate of 1,058,605 shares subject to RSUs and 227,268 shares subject to PSUs that were outstanding as of June 30, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions since the beginning of fiscal 2017 to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	any of our directors or executive officers;

•	any nominee for election as one of our directors;

•	any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	any member of the immediate family of any of the foregoing persons.

Employment of Family Members

George Mitchell, brother of David T. Mitchell, is Senior Vice President, Business Development and Corporate Quality. In fiscal 2017, he received total cash compensation of $332,177, perquisites in the amount of $109,956, and a grant of 5,500 restricted share units with a grant date fair value of $209,495 that vest in equal annual installments over four years from the grant date. George Mitchell’s current annual base salary is $300,000.

Sean Mitchell, son of David T. Mitchell, is a Program Manager at our Fabrinet West subsidiary. In fiscal 2017, he received total cash compensation of $127,403, perquisites in the amount of $7,219, and a grant of 313 restricted share units with a grant date fair value of $11,922 that vest in equal annual installments over four years from the grant date. Sean Mitchell’s current annual base salary is $125,000.

Dr. Soon Kaewchansilp, father-in-law of David T. Mitchell, is a member of the board of directors of our Thai subsidiary, Fabrinet Co., Ltd. and was appointed in March 2015 as the first Fabrinet Fellow in recognition of his many years of exemplary service to Fabrinet. As a Fabrinet Fellow, Dr. Kaewchansilp will continue to serve as Fabrinet’s ambassador to the Thai-American Chamber of Commerce, liaise with Thai government officials on behalf of Fabrinet, and mentor our employees in Thailand. In fiscal 2017, Dr. Kaewchansilp received total cash compensation of $180,000 and perquisites in the amount of $45,310. Dr. Kaewchansilp will receive a lump sum payment of $500,000 when his relationship with Fabrinet concludes.

Policy for Approval of Related Party Transactions

In accordance with the Audit Committee’s charter, the Audit Committee reviews and pre-approves in writing any proposed related party transactions. The most significant related party transactions, particularly those involving our directors and officers, will be reviewed and pre-approved in writing by the Board. We will report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that does not give us or the related party preferential treatment. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 29, 2017, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our ordinary shares;

•	each of our directors and director nominees;

•	each of our Named Officers; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 37,572,302 ordinary shares outstanding as of September 29, 2017. In computing the number of ordinary shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all ordinary shares as to which such person or entity has the right to acquire within 60 days of September 29, 2017, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner named below is c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054.

5% Shareholders, Directors and Named Officers	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Shareholders:
BlackRock, Inc.(1)	4,344,895	11.6
55 East 52nd Street New York, NY 10022
FMR LLC(2)	2,322,892	6.2
245 Summer Street Boston, MA 02210
Dimensional Fund Advisors LP(3)	2,099,027	5.6
Building One 6300 Bee Cave Road Austin, TX 78746

Named Officers:
David T. Mitchell(4)	908,875	2.4
Dr. Harpal Gill	64,932	*
Toh-Seng Ng(5)	97,819	*
Dr. Hong Hou	12,633	*

Director Nominees:
Seamus Grady	—	—
Thomas F. Kelly	31,742	*
Dr. Frank H. Levinson	53,887	*

Other Non-Employee Directors:
Dr. Homa Bahrami	18,616	*
Rollance E. Olson	44,829	*

All directors and current executive officers as a group (9) persons)(6)	1,233,333	3.3

*	Represents less than 1% of the total.
(1)	Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 12, 2017.
(2)	Based on a Schedule 13G filed with the SEC by FMR LLC on February 14, 2017.
(3)	Based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2017.
(4)

Consists of (i) 786,834 shares held by the David T. Mitchell Separate Property Trust, of which Mr. Mitchell is the sole trustee, (ii) 40,680 shares held by the Gabriel Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, (iii) 40,681 shares held by the Alexander Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, and (iv) 40,680 shares held by the Sean Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee. Mr. Mitchell disclaims beneficial ownership of the shares held by each of the Gabriel Thomas Mitchell Trust, the Alexander Thomas Mitchell Trust and the Sean Thomas Mitchell Trust.

(5)	Consists of (i) 70,631 shares held by Mr. Ng, and (ii) 27,188 shares issuable upon the exercise of options held by Mr. Ng that are exercisable within 60 days of September 29, 2017.
(6)	Includes 27,188 shares issuable upon the exercise of options held by our current directors and executive officers that are exercisable within 60 days of September 29, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons holding more than 10% of a registered class of our equity securities to report initial ownership of such equity shares, and any subsequent changes in ownership to the SEC. Such officers, directors and 10% shareholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that during fiscal 2017 our executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet as instructed on the enclosed proxy card, or by executing and returning the enclosed proxy card in the envelope provided at your earliest convenience.

THE BOARD OF DIRECTORS

Grand Cayman, Cayman Islands

October 20, 2017

APPENDIX A

RECONCILIATION OF GAAP MEASURES TO NON-GAAP FINANCIAL MEASURES

GAAP gross profit and gross margin to non-GAAP gross profit and gross margin

(in thousands of U.S. dollars)	Twelve Months Ended
	June 30, 2017	June 24, 2016
Revenue	$1,420,490	$976,747
Gross profit (GAAP)	$171,460	$119,523
Share-based compensation expenses	5,318	1,979
Depreciation of fair value uplift	147	—
Cost resulting from a non-recurring warranty charge	—	1,000

Gross profit (non-GAAP)	$176,925	$122,502

Gross margin (GAAP)	12.1%	12.2%
Gross margin (non-GAAP)	12.5%	12.5%

GAAP net income and net income per diluted share to non-GAAP net income and net income per diluted share

(in thousands of U.S. dollars, except per share data)	Twelve Months Ended
	June 30, 2017		June 24, 2016
	Net income	Diluted EPS	Net income	Diluted EPS
Net income (GAAP measure)	$97,115	$2.57	$61,897	$1.68
Items reconciling GAAP net income & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	5,318	0.14	1,979	0.05
Depreciation of fair value uplift	147	0.00	—	—
Cost resulting from a non-recurring warranty charge	—	—	1,000	0.03

Total related to gross profit	5,465	0.14	2,979	0.08

Related to selling, general and administrative expenses:
Share-based compensation expenses	21,190	0.56	7,948	0.22
Expenses related to CEO search	203	0.01	—	—
Debt administration expenses	320	0.01	—	—
Amortization of intangibles	607	0.02	—	—
Business combination expenses	1,790	0.05	—	—
Executive separation cost	577	0.02	1,360	0.04

Total related to selling, general and administrative expenses	24,687	0.65	9,308	0.25

Related to other income and other expense:
Income related to flooding	—	—	(36)	(0.00)
Loss (gain) on foreign exchange	(1,713)	(0.05)	1,715	0.05
Amortization of debt issuance costs	1,884	0.05	745	0.02

Total related to other income and other expense	171	0.00	2,424	0.07

Related to income tax expense (benefit):
Income tax expense	—	—	1,119	0.03

Total related to income tax expense	—	—	1,119	0.03

Total related to net income & EPS	30,323	0.80	15,830	0.43

Non-GAAP net income	$127,438	$3.37	$77,727	$2.11

Shares used in computing diluted net income per share
GAAP diluted shares		37,852		36,872
Non-GAAP diluted shares		37,852		36,872

A-1

APPENDIX B

FABRINET

AMENDED AND RESTATED 2010 PERFORMANCE INCENTIVE PLAN

(subject to, and effective as of, approval at the 2017 Annual Meeting)

1.	PURPOSE OF PLAN

The purpose of this Fabrinet 2010 Performance Incentive Plan (this “Plan”) of Fabrinet, an exempted company formed under the laws of the Cayman Islands (the “Company”), is to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its Subsidiaries; (b) a director of the Company or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Subsidiaries) to the Company or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company; and “Board” means the Board of Directors of the Company.

3.	PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board, including the compensation committee, or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by the Companies Law (2004 Revision) of the Cayman Islands and any other applicable law, to one or more officers of the Company, its powers under this Plan (a) to designate the officers and employees of the Company and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Amended and Restated Memorandum and Articles of Association of the Company or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable securities exchange, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2

Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)

grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)

construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.7.5;

(f)

accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or share appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.7.5, provided, however, the vesting of an award granted on or after December 14, 2017, cannot be accelerated such that any portion of the award becomes vested prior to the one (1) year anniversary of its grant date, except in the event of the participant’s death, disability, termination of employment, reaching retirement age or an event described in Section 7.2;

(g)

adjust the number of Ordinary Shares (as defined in Section 4.1 below) subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.7, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by shareholders) shall such an adjustment constitute a repricing (i.e. a reduction by amendment, cancellation and regrant, exchange or other means including an exchange for cash or another award) of the per share exercise or base price of any option or share appreciation right;

(h)

determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)

determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)

acquire or settle (subject to Sections 7 and 8.7) rights under awards in cash, shares of equivalent value, or other consideration, provided, however, that in no case without shareholder approval shall the Corporation effect a “repricing” of a share option or share appreciation right granted under this Plan by purchasing the option or share appreciation right at a time when the exercise or base price of the award is greater than the fair market value of an Ordinary Share; and

(k)	determine the fair market value of the Ordinary Shares or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3

Binding Determinations. Any action taken by, or inaction of, the Company, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4

Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or to third parties.

4.	ORDINARY SHARES SUBJECT TO THE PLAN; SHARE LIMITS

4.1

Shares Available. Subject to the provisions of Section 7.1, the shares that may be delivered under this Plan shall be the Company’s authorized but unissued Ordinary Shares. For purposes of this Plan, “Ordinary Shares” shall mean the ordinary shares of the Company and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2

Share Limits. The maximum number of Ordinary Shares that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of (1) seven million eight hundred thousand (7,800,000) shares, plus (2) the number of any shares subject to options granted under the Fabrinet 1999 Share Option Plan and outstanding on the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Registration Date”), which expire, or for any reason are cancelled or terminated, on or after the Registration Date without being exercised. The maximum number of Ordinary Shares that may be delivered pursuant to options qualified as incentive stock options (within the meaning of Code Section 422) granted under this Plan is seven million eight hundred thousand (7,800,000) shares. Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.11.

4.3

Lapsed Awards. Shares subject to an award granted under this Plan shall be counted against the share limits of this Plan and shall not become available for subsequent awards under this Plan, regardless of whether the award is settled in cash or a form other than Ordinary Shares, expires or for any reason is cancelled or terminated, is forfeited, fails to vest, or for any other reason is not paid or delivered under this Plan, is exchanged by a participant or withheld by the Company as full or partial payment in connection with the award, or is exchanged by a participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to the award. Refer to Section 8.11 for application of the foregoing share limits with respect to assumed awards.

4.4

Reservation of Shares; No Fractional Shares; Minimum Issue. The Company shall at all times reserve a number of Ordinary Shares sufficient to cover the Company’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. No fewer than 100 shares may be purchased on exercise of any award (or, in the case of share appreciation or purchase rights, no fewer than 100 rights may be exercised at any one time) unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1

Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Share Options. A share option is the grant of a right to purchase a specified number of Ordinary Shares during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified share option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified share option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of an Ordinary Share on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4. Unless otherwise set forth in the applicable award agreement and subject to Section 5.8, options will be scheduled to vest as to twenty-five (25%) of the shares granted under the award on each annual anniversary of the award’s grant date over a period of four (4) years, subject to the award recipient’s continued employment or other service with the Company or its Subsidiaries through each applicable vesting date; provided, however, that no portion of an option granted on or after December 14, 2017, shall vest or become exercisable earlier than one (1) year after the date the option is granted, except in accordance with Section 3.2(f) or Section 5.8.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of shares with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Ordinary Shares subject to ISOs under this Plan and shares subject to ISOs under all other plans of the Company or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified share options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Ordinary Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Company or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of shares of each subsidiary in the chain beginning with the Company and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) outstanding Ordinary Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, unless the exercise price of such option is at least 110% of the fair market value of the shares subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted.

5.1.3 Share Appreciation Rights. A share appreciation right or “SAR” is a right to receive a payment, in cash and/or Ordinary Shares, equal to the excess of the fair market value of a specified number of Ordinary Shares on the date the SAR is exercised over the “base price” of the SAR, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of an Ordinary Share on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years. Unless otherwise set forth in the applicable award agreement and subject to Section 5.8, SAR awards will be scheduled to vest as to twenty-five (25%) of the shares granted under the award on each annual anniversary of the award’s grant date over a period of four (4) years, subject to the award recipient’s continued employment or other service with the Company or its Subsidiaries through each applicable vesting date; provided, however, that no portion of a SAR granted on or after December 14, 2017, shall vest or become exercisable earlier than one (1) year after the date the SAR is granted, except in accordance with Section 3.2(f) or Section 5.8.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) share bonuses, restricted shares, performance shares, share units, phantom shares, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Ordinary Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Ordinary Shares and/or returns thereon. Unless otherwise set forth in the applicable award agreement and subject to Section 5.8, such awards will be scheduled to vest as to twenty-five (25%) of the shares granted under the award on each annual anniversary of the award’s grant date over a period of four (4) years, subject to the award recipient’s continued employment or other service with the Company or its Subsidiaries through each applicable vesting date; provided, however, that no portion of an award granted on or after December 14, 2017, shall vest or become exercisable earlier than one (1) year after the date the award is granted, except in accordance with Section 3.2(f) or Section 5.8. For the avoidance of doubt, unless otherwise set forth in the applicable award agreement, an award scheduled to vest or become exercisable upon the satisfaction of performance criteria or conditions will vest and/or be exercisable immediately upon the certification of such satisfaction and will not be subject to any additional subsequent time-based vesting, provided the certification of the performance criteria or other conditions occurs at least one (1) year following the date of grant.

5.2

Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the

Administrator may require. The Administrator may authorize any officer of the Company (other than the particular award recipient) to execute any or all award agreements on behalf of the Company. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.3

Deferrals and Settlements. Payment of awards may be in the form of cash, Ordinary Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.4

Consideration for Ordinary Shares or Awards. The purchase price for any award granted under this Plan or the Ordinary Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Company, or electronic funds transfer;

•	notice and third-party payment in such manner as may be authorized by the Administrator;

•	if approved by the Administrator, the delivery of previously owned Ordinary Shares;

•	if approved by the Administrator, by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

if approved by the Administrator, subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Ordinary Shares used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Company.

5.5

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for an Ordinary Share as furnished by the Financial Industry Regulatory Authority (the “FINRA”) through any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, or another applicable listing agency (the “Stock Market”) for the date in question or, if no sales of Ordinary Shares were reported on the Stock Market on that date, the last price (in regular trading) for an Ordinary Share as furnished through the Stock Market for the next preceding day on which sales of Ordinary Shares were reported by the FINRA. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last price for an Ordinary Share as furnished by the FINRA through the Stock Market on the last trading day preceding the date in question or the average of the high and low trading prices of an Ordinary Share as furnished by the FINRA through the Stock Market for the date in question or the most recent trading day. If the Ordinary Shares are no longer listed or is no longer actively traded on the Stock Market as of the applicable date, the fair market value of the Ordinary Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.6	Transfer Restrictions.

5.6.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.6.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, family members (or trusts or other entities on their behalf) or charitable organizations or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.6.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:

(a)	transfers to the Company (for example, in connection with the expiration or termination of the award);

(b)

the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator;

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

(e)

the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.7

International Awards. One or more awards may be granted to Eligible Persons who provide services to the Company or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, that may be different than the terms and conditions of the Plan, if any, appended to this Plan and approved by the Administrator.

5.8

Exception to Minimum Vesting Requirements. Notwithstanding anything in the Plan to the contrary, awards up to a maximum of five percent (5%) of the Ordinary Shares available for awards pursuant to Section 4.2 may be granted without regard to the minimum one (1) year vesting requirements of Sections 5.1.1, 5.1.3, and 5.1.4.

5.9

Outside Director Limitation. No director who is not an employee of the Company may be granted, in any fiscal year of the Company, awards covering Ordinary Shares with an annual aggregate fair market value (determined by the closing price on the date of grant of the applicable award) of more than $250,000. Any awards granted to an individual while he or she was an employee will not count for purposes of the limitations under this Section 5.9.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1

General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2

Events Not Deemed Terminations of Service. Unless the express policy of the Company or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. Further, for purposes of ISOs, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by contract or law. If reemployment, upon expiration of a leave of absence approved by the Company or one of its Subsidiaries or the Administrator, is not so guaranteed, then six months following the first day of such leave, any ISO held by such participant will cease to be treated as an ISO and will be treated for U.S. tax purposes as a nonstatutory stock option. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3

Effect of Change of Subsidiary Status. Except as otherwise permitted by the Administrator, for purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

7.1

Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Ordinary Shares; or any exchange of Ordinary Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Ordinary Shares; then the Administrator shall equitably and proportionately adjust (1) the number and type of Ordinary Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Ordinary Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2

Corporate Transactions—Assumption and Termination of Awards. Upon the occurrence of any event in which the Company does not survive (or does not survive as a public company in respect of its Ordinary Shares), including: any merger, combination, consolidation, or other reorganization; any exchange of Ordinary Shares or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Ordinary Shares); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Ordinary Shares upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) subject to Section 7.4 and unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all restricted shares then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Notwithstanding the foregoing, to the extent a participant is subject to U.S. income taxation, a transaction will not be deemed to occur under this Section 7.2 unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code (“Section 409A”), as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3

Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 and/or 7.4 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.4

Golden Parachute Limitation. Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall any award or payment be granted or accelerated under this Plan to an extent or in a manner so that such award or payment, together with any other compensation and benefits provided to, or for the benefit of, the participant under any other plan or agreement of the Company or any of its Subsidiaries, would not be fully deductible by the Company or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the reduction will occur in the following order: (a) reduction of cash payments; (b) cancellation of awards granted “contingent on a change in ownership or control,” within the meaning of Section 280G of the Code; (c) cancellation of accelerated vesting of equity awards; and (d) reduction of other employee benefits. In the event that awards are cancelled pursuant to clause (b) above, or the acceleration of vesting of any awards is cancelled under clause (c) above, such cancellation in each case will occur in the reverse order of the date of grant of the participant’s awards. If two or more awards are granted on the same date, the cancellation of each award, with respect to clause (b), or the cancellation of the accelerated vesting of each award, with respect to clause (c), will occur on a pro-rata basis across all awards with the same grant date. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Company or one of its Subsidiaries, or is a participant in a severance program sponsored by the Company or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable award agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to the awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Company or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant). Provided, however, that if a reduction of

“parachute payments” within the meaning of Section 280G of the Code occurs pursuant to the terms of this Plan, or such other employment or other agreement or severance program, in no event will a participant have any discretion with respect to the ordering of such payment reductions.

8.	OTHER PROVISIONS

8.1

Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of Ordinary Shares and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2

No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Company or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4

Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Ordinary Shares, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.5

Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of Ordinary Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company or one of its Subsidiaries shall have the right at its option to:

(a)

require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)

deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of Ordinary Shares under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6

Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each award agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A the award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

8.7	Effective Date, Termination and Suspension, Amendments.

8.7.1 Effective Date. This Plan is effective as of the Registration Date. This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the adoption of the Plan by the Board. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the adoption of the Plan by the Board. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.7.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.7.3 Shareholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or pursuant to any repricing under Sections 3.2(g) and 3.2(j), or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

8.7.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.7.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.7.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Company under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.7.

8.8

Privileges of Share Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of share ownership as to any Ordinary Shares not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery. Furthermore, no dividends may be paid to a participant with respect to an award granted on or after December 14, 2017, prior to the vesting of such award.

8.9	Governing Law; Construction; Severability.

8.9.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

8.9.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9.3 Plan Construction. It is the intent of the Company that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Company shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

8.10

Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.11

Share-Based Awards in Substitution for Share Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee share options, SARs, restricted shares or other share-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the shares or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Ordinary Shares in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.12

Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Ordinary Shares, under any other plan or authority.

8.13

No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference shares ahead of or affecting the shares (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the

Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

8.14

Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Company or its Subsidiaries.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. C/O Intertrust Corporate Services (Cayman) Limited 190 Elgin Avenue Electronic Delivery of Future PROXY MATERIALS George Town If you would like to reduce the costs incurred by our company in mailing proxy Grand Cayman KY1-9005, Cayman Islands materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet 1 Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years. Investor Address Line 3 1 1 OF Investor Address Line 4 VOTE BY PHONE—1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions. ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # NAME THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark ?For All Except? and write the number(s) of the The Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2 0 0 0 1. Election of Directors Nominees 0000000000 01 Seamus Grady 02 Thomas F. Kelly 03 Dr. Frank H. Levinson The Board of Directors recommends you vote FOR The Board of Directors recommends you proposals 2, 3 and 4. For Against Abstain vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 2. Ratification of the appointment of 0 0 0 5. Approval, on an advisory basis, of the 0 0 0 0 PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s frequency of holding future votes on independent registered public accounting firm executive compensation. for the fiscal year ending June 29, 2018. 3. Approval of Fabrinet’s amended and restated 0 0 0 NOTE: Such other business as may properly come 2010 Performance Incentive Plan. before the meeting or any adjournment thereof. 4. Approval, on an advisory basis, of the 0 0 0 compensation paid to Fabrinet’s named executive officers. Yes No Investor Address Line 1 Investor Address Line 2 R1.0.1.17 Please indicate if you plan to attend this meeting 0 0 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 1 Please sign exactly as your name(s) appear(s) hereon. When signing as _ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. 0000346226 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement & Annual Report is/are available at www.proxyvote.com FABRINET Annual Meeting of Shareholders December 14, 2017 9:00 AM This proxy is solicited by the Board of Directors The undersigned shareholder of Fabrinet hereby appoints Colin R. Campbell and Toh-Seng Ng, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Shareholders of Fabrinet to be held on December 14, 2017 at 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, PC, located at 650 Page Mill Road, Palo Alto, California 94304, and at any adjournments or postponements thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof. R1.0.1.17 _ 2 0000346226 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE